                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)

                                       OF

                        UNITED STATES FILTER CORPORATION
                                       BY

                             EAU ACQUISITION CORP.
                      AN INDIRECT WHOLLY OWNED SUBSIDIARY

                                       OF

                                    VIVENDI
                                       AT

                              $31.50 NET PER SHARE

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
     CITY TIME, ON THURSDAY, APRIL 22, 1999, UNLESS THE OFFER IS EXTENDED.

THE BOARD OF DIRECTORS OF THE COMPANY HAS DETERMINED THAT THE OFFER AND THE MERGER (AS SUCH TERMS ARE DEFINED HEREIN), ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED THE OFFER AND ADOPTED THE MERGER AGREEMENT AND DECLARED ITS ADVISABILITY, AND RECOMMENDS ACCEPTANCE OF THE OFFER BY THE COMPANY'S STOCKHOLDERS.
                            ------------------------

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, SHARES REPRESENTING AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY ON A FULLY DILUTED BASIS BEING VALIDLY TENDERED PRIOR TO THE EXPIRATION OF THE OFFER AND NOT PROPERLY WITHDRAWN AND CERTAIN OTHER CONDITIONS. SEE
SECTION 14.
                            ------------------------

                                   IMPORTANT

Any stockholder desiring to tender all or any portion of such stockholder's Shares (as defined herein) either should (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, and mail or deliver it together with the certificate(s) representing tendered Shares and any other required documents to the Depositary (as defined herein) or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect such transaction. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

A stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks, trust companies and other nominees.
                            ------------------------

                      The Dealer Manager for the Offer is:
                            LAZARD FRERES & CO. LLC
                              30 Rockefeller Plaza
                            New York, New York 10020
                         (212) 632-6717 (call collect)
March 26, 1999

                               TABLE OF CONTENTS

                                                                     PAGE
                                                                     ----
Introduction.......................................................    1
   1.  Terms of the Offer..........................................    3
   2.  Acceptance for Payment and Payment..........................    6
   3.  Procedures for Tendering Shares.............................    7
   4.  Withdrawal Rights...........................................   11
   5.  Certain Tax Consequences....................................   12
   6.  Price Range of the Shares; Dividends........................   12
   7.  Possible Effects of the Offer on the Market for the Shares;
       NYSE Listing; Exchange Act Registration; Margin
       Regulations.................................................   13
   8.  Certain Information Concerning the Company..................   15
   9.  Certain Information Concerning Parent and the Purchaser.....   18
  10.  Background of the Offer; Contacts with the Company..........   19
  11.  Purpose of the Offer; the Merger Agreement; the Stock Option
       Agreement; the Support Agreements; Appraisal Rights; Plans
       for the Company; the Rights.................................   22
  12.  Source and Amount of Funds..................................   39
  13.  Dividends and Distributions.................................   39
  14.  Certain Conditions of the Offer.............................   39
  15.  Certain Legal Matters; Required Regulatory Approvals........   42
  16.  Certain Fees and Expenses...................................   45
  17.  Miscellaneous...............................................   46
SCHEDULE I  Directors and Executive Officers of Parent and the       I-1
  Purchaser........................................................

To: All Holders of Shares of Common Stock of United States Filter Corporation:

                                  INTRODUCTION

     Eau Acquisition Corp. (the "Purchaser"), a Delaware corporation and an indirect wholly-owned subsidiary of Vivendi, a societe anonyme organized under the laws of France ("Parent"), hereby offers to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of United States Filter Corporation, a Delaware corporation (the "Company"), and the associated Preferred Share Purchase Rights (the "Rights") issued pursuant to the Rights Agreement, dated as of November 27, 1998, between the Company and The Bank of New York, as Rights Agent (as the same may be amended, the "Rights Agreement"), at a purchase price of $31.50 per Share (and associated Right), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). Unless the context otherwise requires, all references to Shares shall include the associated Rights.

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. The Purchaser will pay all charges and expenses of ChaseMellon Shareholder Services, L.L.C., as Depositary (the "Depositary"), and Innisfree M&A Incorporated, as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS DETERMINED THAT THE OFFER AND THE MERGER (AS SUCH TERMS ARE DEFINED HEREIN) ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED THE OFFER AND ADOPTED THE MERGER AGREEMENT AND DECLARED ITS ADVISABILITY AND RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     Each of Salomon Smith Barney Inc. ("SSB") and J.P. Morgan Securities Inc. ("J.P. Morgan") has delivered to the Board of Directors of the Company a written opinion dated March 22, 1999 to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the $31.50 per Share cash consideration to be received by the holders of Shares, pursuant to the Offer and the Merger is fair, from a financial point of view, to such holders. A copy of the written opinions from SSB and J.P. Morgan are included with the Company's Solicitation/ Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), that is being mailed to stockholders concurrently herewith, and stockholders are urged to read such opinion carefully and in its entirety for a description of the assumptions made, matters considered and limitations of the review undertaken by SSB and J.P. Morgan.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES ON A FULLY DILUTED BASIS BEING VALIDLY TENDERED PRIOR TO THE EXPIRATION DATE (AS DEFINED HEREIN) AND NOT PROPERLY WITHDRAWN (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER TERMS AND CONDITIONS. THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, APRIL 22, 1999, UNLESS EXTENDED. SEE SECTIONS 1, 14 AND 15.

     The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of March 22, 1999 (the "Merger Agreement"), by and among the Company, the Purchaser and Parent pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation"). On the effective date of the Merger, each outstanding Share (other than Shares held by Parent, the Purchaser, any wholly-owned subsidiary of Parent or the Purchaser, or in the treasury of the Company or by any wholly-owned subsidiary of the Company, which Shares will be canceled with no payment being made with respect thereto, and other than Shares, if any, held by stockholders who perfect their appraisal rights under Delaware law, if available ("Dissenting Shares")), will, by virtue of the Merger and without any action by the holder thereof, be converted into the right to receive $31.50 in cash (the "Merger Consideration"), payable to the holder thereof, without interest thereon, upon the surrender of the certificate formerly representing such Share. The Merger Agreement is more fully described in Section 11 below. Certain Federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger, as the case may be, are described in Section 5 below.

     If the Minimum Condition and the other conditions to the Offer are satisfied and the Offer is consummated, the Purchaser will own a sufficient number of Shares to ensure that the Merger will be approved. Under the Delaware General Corporation Law (the "DGCL"), if, after consummation of the Offer, the Purchaser owns at least 90% of the Shares then outstanding, the Purchaser will be able to cause the Merger to occur without a vote of the Company's stockholders. If, however, after consummation of the Offer, the Purchaser owns less than 90% of the then outstanding Shares, a vote of the Company's stockholders will be required under the DGCL to approve the Merger, and a significantly longer period of time will be required to effect the Merger. See
Section 11.

     Concurrently with the execution of the Merger Agreement, the Company and Parent entered into a Stock Option Agreement (the "Stock Option Agreement") pursuant to which, the Company granted to Parent an irrevocable option (the "Option") to purchase 36,223,552 authorized but unissued Shares at an exercise price of $31.50 per Share. The Shares subject to the Option would represent approximately 19.9% of the outstanding Shares (before giving effect to the issuance of the Shares subject to the Option). The Option would become exercisable by Parent pursuant to the terms and conditions of the Stock Option Agreement, if the Company would be obligated to pay the Termination Fee (as described herein) in accordance with the Merger Agreement. See Section 11.

     Concurrently with the execution of the Merger Agreement, Parent also entered into support agreements with certain stockholders of the Company (the "Stockholder Support Agreements") and three executive officers of the Company (the "Management Support Agreements", and together with the Stockholder Support Agreements, the "Support Agreements"). Pursuant to the Support Agreements, such stockholders of the Company have agreed, among other things, to tender, in accordance with the terms of the Offer, all of the Shares owned (beneficially or of record) by them and to vote all of the Shares owned by them in favor of the Merger and against certain other extraordinary transactions. The Management Support Agreements also provide for a grant of an option to Parent to purchase the Shares held by the executive officers that are party thereto at $31.50 per Share. Parent has also agreed with the stockholders who are parties to the Stockholder Support Agreements to purchase the Shares owned by such stockholders as of the date of such agreements in the event the Offer is terminated or withdrawn or the Shares are not otherwise purchased pursuant to the Offer. According to information provided by such stockholders, in the aggregate, approximately 22,410,805 Shares are subject to the Support Agreements, representing approximately 12.3% of the outstanding Shares. See Section 11.

     The Company has informed the Purchaser that, as of March 20, 1999, there were 182,027,902 Shares issued and outstanding and 14,626,972 Shares reserved for issuance upon the exercise of outstanding stock options ("Options") granted under the Company's stock option or similar plans or agreements.

     Based on the foregoing, and assuming no additional Shares (or warrants, options or rights exercisable for, or securities convertible into, Shares) have been issued (other than Shares issued pursuant to such options and rights referred to above), if the Purchaser were to acquire approximately 98,327,438 Shares pursuant to the Offer (including the Shares which pursuant to the Support Agreements are required to be tendered in response to the Offer), the Minimum Condition would be satisfied.

     No appraisal rights are available in connection with the Offer; however, stockholders may have appraisal rights in connection with the Merger regardless of whether the Merger is consummated, with or without a vote of the Company's stockholders. See Section 11.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1.  TERMS OF THE OFFER.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn on or prior to the Expiration Date in accordance with the procedures set forth in Section 4, as soon as practicable after such Expiration Date; provided that, if the Shares validly tendered and not withdrawn pursuant to the Offer are sufficient to satisfy the Minimum Condition but equal to less than 90% of the outstanding Shares, the Purchaser reserves the right, in its sole discretion, to extend the Offer from time to time for up to 15 business days in the aggregate, notwithstanding the prior satisfaction of the conditions to the Offer so long as Purchaser irrevocably waives the satisfaction of any of the conditions to the Offer (other than those set forth in paragraph (a), (b) or (d) of Section 14 hereof) that subsequently may not be satisfied during any such extension of the Offer. The Offer will remain open until 12:00 midnight, New York City time, on Thursday, April 22, 1999 (the "Expiration Date"), unless and until the Purchaser extends the period of time for which the Offer is open, in which event the term "Expiration Date" will mean the time and date at which the Offer, as so extended by the Purchaser, will expire.

     The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition and the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the Merger Control Regulation 4064-89 of the European Commission (the "EC Merger Control Regulation"). See Section 14. Parent shall be entitled to extend the Offer if, at any Expiration Date, any condition to the Offer is not satisfied or waived, and Parent agrees to cause the Purchaser to extend the Offer up to 40 days in the aggregate, in one or more periods of not more than 10 business days, if, at any Expiration Date, any condition to the Offer set forth in paragraph (a), (b) or (g) of Section 14 hereof is not satisfied or waived; provided, however, that the Purchaser shall not be required to extend the Offer as provided in this sentence unless, in Parent's reasonable judgment, (i) each such condition is reasonably capable of being satisfied and
(ii) the Company is in material compliance with all of its covenants under the Merger Agreement, subject however to Parent's and the Purchaser's rights of termination under the Merger Agreement. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See Section 4. Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not the Offer is extended.

     Subject to the applicable regulations of the Securities and Exchange Commission (the "Commission"), the Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to (i) in addition to its termination rights relating to fulfillment of the Minimum Condition and expiration or termination of HSR Act or EC Merger Control Regulation waiting periods, terminate the Offer if at any time prior to the time of payment for Shares pursuant to the Offer any of the other conditions referred to in Section 14 has not been satisfied; (ii) waive any condition (including the Minimum Condition); or (iii) except as set forth in the Merger Agreement and discussed below, otherwise amend the Offer in any respect, in each case, by giving oral or written notice of such termination, waiver or amendment to the Depositary. In the Merger Agreement, the Purchaser has agreed that without the prior written consent of the Company, it will not decrease the Offer Price or change the form of consideration payable in the Offer, decrease the number of Shares sought to be purchased in the Offer, impose additional conditions to the Offer or amend any other term of the Offer in any manner adverse to the holders of Shares, or reduce the time period during which the Offer shall remain open. Notwithstanding the foregoing, the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with any such increase, in each case without the consent of the Company.

     Any such extension, termination or amendment will be followed as promptly as practicable by public announcement thereof. In the case of an extension, Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14e-1 under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. The rights reserved by the Purchaser in the preceding paragraph are in addition to the Purchaser's rights pursuant to Section 14.

     If the Purchaser makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changes. In the Commission's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum ten business day period from the date of such change is generally required under applicable Commission rules and regulations to allow for adequate dissemination to stockholders.

     For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     As of the date of this Offer, the Rights are evidenced by the certificates representing Shares and do not trade separately. Accordingly, by tendering a certificate representing Shares, a stockholder is automatically tendering a similar number of associated Rights. If, however, pursuant to the Rights Agreement or for any other reason, the Rights detach and separate certificates representing rights ("Rights Certificates") are issued, stockholders will be required to tender one Right for each Share tendered in order to effect a valid tender of such Share.

     The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser, to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the securityholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), promptly after the Expiration Date the Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered and not properly withdrawn (in accordance with Section 4) prior to the Expiration Date. In addition, subject to applicable rules of the Commission, the Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply with applicable law, including the HSR Act and the EC Merger Control Regulation. See Sections 1 and 15.

     In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares ("Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company ("DTC") pursuant to the procedures set forth in Section 3; (ii) the appropriate Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined below) in connection with a book-entry transfer; and (iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to validly tendering stockholders.

     UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY THE PURCHASER.

     The reservation by Purchaser of the right to delay the acceptance or purchase of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or to return Shares deposited by, or on behalf of stockholders, promptly after the termination or withdrawal of the Offer.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, or if Share Certificates are submitted representing more Shares than are tendered, Share Certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at DTC pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained within DTC), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

     IF, PRIOR TO THE EXPIRATION DATE, THE PURCHASER SHALL INCREASE THE CONSIDERATION OFFERED TO HOLDERS OF SHARES PURSUANT TO THE OFFER, SUCH INCREASED CONSIDERATION SHALL BE PAID TO ALL HOLDERS OF SHARES THAT ARE PURCHASED PURSUANT TO THE OFFER, WHETHER OR NOT SUCH SHARES WERE TENDERED PRIOR TO SUCH INCREASE IN CONSIDERATION.

     The Purchaser reserves the right, subject to the provisions of the Merger Agreement, to assign to any affiliate, to one or more of Parent's direct or indirect subsidiaries, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but no such assignment will relieve Parent or the Purchaser of any liability under the Merger Agreement for any breach of the Merger Agreement by any such assignee.

3.  PROCEDURES FOR TENDERING SHARES.

     Valid Tender. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (i) Share Certificates representing tendered Shares must be received by the Depositary or tendered pursuant to the procedure for book-entry transfer set forth below, and Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with. No alternate, conditional or contingent tenders will be accepted.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES, RIGHTS CERTIFICATES (IF APPLICABLE), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING STOCKHOLDER, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at DTC for purposes of the Offer. Any financial institution that is a participant in DTC's systems may make book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary's account at DTC in accordance with its procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at DTC, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be complied with.

     DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program (an "Eligible Institution"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

     If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

     If the Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) must accompany each such delivery.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date or the procedures for book-entry transfer cannot be completed on a timely basis, such Shares or Rights may nevertheless be tendered if all of the following guaranteed delivery procedures are duly complied with:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Purchaser, is received by the Depositary, as provided below, on or prior to the Expiration Date; and

          (iii) the Share Certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the

     Depositary within three New York Stock Exchange, Inc. ("NYSE") trading days after the date of execution of such Notice of Guaranteed Delivery. A "NYSE trading day" is any day on which the NYSE is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by facsimile transmission to the Depositary, and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery and a representation that the stockholder on whose behalf the tender is being made is deemed to own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share Certificates for, or, of Book-Entry Confirmation with respect to, such Shares, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time, and will depend upon when Share Certificates are received by the Depositary or Book-Entry Confirmations of such Shares are received into the Depositary's account at DTC.

     Backup Withholding. Under the backup federal income tax withholding laws applicable to certain stockholders (other than certain exempt stockholders, including, among others, all corporations and certain foreign individuals), the Depositary may be required to withhold 31% of the amount of any payments made to such stockholders pursuant to the Offer or the Merger. To prevent backup federal income tax withholding, each such stockholder must provide the Depositary with such stockholder's correct taxpayer identification number and certify that such stockholder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Instruction 9 of the Letter of Transmittal.

     Appointment as Proxy. By executing the Letter of Transmittal, a tendering stockholder irrevocably appoints designees of the Purchaser as such stockholder's agents, attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares and other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective upon the acceptance for payment of such Shares by the Purchaser in accordance with the terms of the Offer. Upon such acceptance for payment, all other powers of attorney and proxies given by such stockholder with respect to such Shares and such other securities or rights prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by such stockholder (and, if given, will not be deemed effective). The designees of the Purchaser will, with respect to the Shares and such other securities and rights for which such appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders, or any adjournment or postponement thereof, or by consent in lieu of any such meeting or otherwise. In order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, the Purchaser or its designee must be able to exercise full voting rights with respect to such Shares and other securities, including voting at any meeting of stockholders.

     Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or for which the acceptance of or payment may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer and the Merger Agreement to the extent permitted by applicable law and the Merger Agreement or any defect or irregularity in any tender of

Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders.

     A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to Purchaser that (i) such stockholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act and (ii) the tender of such Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for such person's own account unless, at the time of tender, the person so tendering (a) has a net long position equal to or greater than the amount of (A) Shares tendered or (B) other securities immediately convertible into or exchangeable or exercisable for the Shares tendered, and such person will acquire such Shares for tender by conversion, exchange or exercise and (b) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

     The Purchaser's interpretation of the terms and conditions of the Offer will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived by the Purchaser. None of Parent, the Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person or entity, will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     The Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

4.  WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time, on or prior to the Expiration Date, and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after May 24, 1999.

     If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights set forth herein, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in this Section 4.

     In order for a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and (if Share Certificates have been tendered) the name of the registered holder of the Shares as set forth in the Share Certificate, if different from that of the person who tendered such Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the tendering stockholder must submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn, and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares, in that case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding. None of Parent, the Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.  CERTAIN TAX CONSEQUENCES.

     The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. For federal income tax purposes, each selling or exchanging stockholder would generally recognize gain or loss equal to the difference between the amount of cash received and such stockholder's tax basis for the sold or exchanged Shares. Such gain or loss will be capital gain or loss (assuming the Shares are held as a capital asset) and any such capital gain or loss will be long-term capital gain or loss if the stockholder held the Shares for more than one year.

     The foregoing discussion may not be applicable to certain types of stockholders, including stockholders who acquired Shares pursuant to the exercise of employee stock options or otherwise as compensation, individuals who are not citizens or residents of the United States and foreign corporations, or entities that are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (the "Code") (such as dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, financial institutions, persons who hold Shares as part of a hedge, straddle or conversion transaction, insurance companies, tax-exempt entities and regulated investment companies). This discussion does not address all aspects of federal income taxation that may be relevant to a particular stockholder in light of such stockholder's personal investment circumstances nor does it address any aspect of foreign, state, local or estate and gift taxation that may be applicable to a stockholder.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER AND MERGER, INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

6.  PRICE RANGE OF THE SHARES; DIVIDENDS.

     The Shares are traded on the NYSE under the symbol "USF." The following table sets forth, for the periods indicated, the reported high and low sale prices for the Shares on the NYSE since the first quarter of 1996.

                        UNITED STATES FILTER CORPORATION

                                                              HIGH      LOW
                                                              ----      ---
CALENDAR YEAR 1997
First Quarter...............................................  $39       $28 7/8
Second Quarter..............................................  $33 3/8   $25 3/4
Third Quarter...............................................  $43 3/16  $26 15/16
Fourth Quarter..............................................  $44 7/16  $27 6/8

                                                              HIGH      LOW
                                                              ----      ---
CALENDAR YEAR 1998
First Quarter...............................................  $36 7/16  $28 3/4
Second Quarter..............................................  $36 1/4   $26 3/8
Third Quarter...............................................  $31 1/4   $14 1/16
Fourth Quarter..............................................  $25 1/2   $11 7/16
CALENDAR YEAR 1999
First Quarter (through March 19, 1999)......................  $31 7/16  $22 1/2

---------------
Prices are adjusted to reflect a three-for-two stock split given to those holders of record on June 14, 1996.

     On March 19, 1999, the last full day of trading prior to the press release announcing the execution of the Merger Agreement, according to publicly available sources, the reported closing price on the NYSE for the Shares was $30 1/2 per Share. The Company has not declared or paid any cash dividends on the Shares since January 1, 1996.

     STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

7. POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES; NYSE LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

     Possible Effects of the Offer on the Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer price therefor.

     NYSE Listing. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on the NYSE. According to published guidelines, the NYSE would give consideration to delisting the Shares if, among other things, the number of publicly held Shares falls below 600,000, the number of holders of round lots of Shares falls below 400 (or below 1,200 if the average monthly trading volume is below 100,000 for the last twelve months) or the aggregate market value of such publicly held Shares falls below $8,000,000. Shares held by officers or directors of the Company or their immediate families, or by any beneficial owner of more than 10% or more of the Shares, ordinarily will not be considered as being publicly held for this purpose.

     In the event the Shares are no longer eligible for listing on the NYSE, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application by the Company to the Commission if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirements of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) or 14(c) and the related requirement of an annual report, no longer applicable to the Company. If the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions would no longer be applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or, with respect to certain persons, eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for stock exchange listing or Nasdaq reporting. The Purchaser believes that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act, and it would be the intention of the Purchaser to cause the Company to make an application for termination of registration of the Shares as soon as possible after successful completion of the Offer if the Shares are then eligible for such termination.

     If registration of the Shares is not terminated prior to the Merger, then the Shares will no longer be eligible for listing on the NYSE and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

     Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which have the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors such as the number of record holders of the Shares and the number and market value of publicly held Shares, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

8.  CERTAIN INFORMATION CONCERNING THE COMPANY.

     The Company is a Delaware corporation with its principal executive offices located at 40-004 Cook Street, Palm Desert, California 92211, and its telephone number is (760) 340-0098. The following description of the Company's business has been taken from, and is qualified in its entirety by reference to, the Form 10-K filed by the Company for the year ended March 31, 1998 (the "Form 10-K").

     The Company is a leading global provider of industrial, municipal, commercial and consumer water and wastewater treatment systems, products and services, with an installed base of systems that the Company believes is one of the largest worldwide. The Company offers a single-source solution to its customers through what the Company believes is the industry's broadest range of cost-effective systems, products, services and proven technologies. In addition, the Company markets a broad line of waterworks distribution products and services. The Company has one of the industry's largest networks of sales and service and distribution facilities through more than 2,000 locations, including over 1,100 franchised dealerships, 833 Company-owned or leased facilities and manufacturing plants in 94 countries. The Company capitalizes on its large installed base, extensive distribution network and manufacturing capabilities to provide customers with ongoing local service and maintenance. The Company is a leading provider of outsourced water services, including the operation of water and wastewater treatment systems at customer sites. In addition, the Company is actively involved in the development of privatization initiatives for municipal water treatment facilities throughout the world and, specifically, in the United States, Mexico and Canada. The Company also owns a significant amount of properties with appurtenant water rights in the Western and Southwestern United States, substantially all of which are leased to agricultural tenants.

     The selected financial information of the Company and its consolidated subsidiaries set forth below has been excerpted and derived from the Form 10-K and from the Form 10-Q filed by the Company for the nine months ended December 31, 1998. More comprehensive financial and other information is included in such report (including management's discussion and analysis of financial condition and results of operations) and in other reports and documents filed by the Company with the Commission. The financial information set forth below is qualified in its entirety by reference to such reports and documents filed with the Commission and the financial statements and related notes contained therein. These reports and other documents may be examined and copies thereof may be obtained in the manner set forth below.

                        UNITED STATES FILTER CORPORATION
                                AND SUBSIDIARIES

                         SELECTED FINANCIAL INFORMATION

                              THREE MONTHS    NINE MONTHS
                                 ENDED           ENDED                YEARS ENDED MARCH 31,
                              DECEMBER 31,    DECEMBER 31,    --------------------------------------
                                  1998            1998           1996          1997          1998
                              ------------    ------------    ----------    ----------    ----------
                              (UNAUDITED)     (UNAUDITED)
                                               (IN THOUSANDS EXCEPT PER SHARE DATA)
Revenues....................   $1,225,109      $3,570,322     $1,090,745    $1,764,406    $3,234,580
Costs of sales..............      861,690       2,511,304        836,973     1,376,615     2,456,173
                               ----------      ----------     ----------    ----------    ----------
  Gross profit..............      363,419       1,059,018        253,772       387,791       778,407
Selling, general and
  administrative expenses...      241,652         709,231        192,387       316,190       573,002
Purchased in-process
  research and
  development...............           --           3,558             --            --       299,505
Merger, restructuring,
  acquisition and other
  related charges...........           --         257,920             --         5,581       141,109
                               ----------      ----------     ----------    ----------    ----------
                                  241,652         970,709        192,387       321,771     1,013,616
                               ----------      ----------     ----------    ----------    ----------
  Operating income (loss)...      121,767          88,309         61,385        66,020      (235,209)
Other income (expense):
  Interest expense..........      (29,999)        (85,180)       (16,280)      (26,509)      (53,887)
  Gain on disposition of
     affiliate..............           --              --             --            --            --
  Interest and other income,
     net....................        7,497          15,227          5,923         3,678         4,900
                               ----------      ----------     ----------    ----------    ----------
                                  (22,503)        (69,953)       (10,357)      (22,831)      (48,987)
                               ----------      ----------     ----------    ----------    ----------
  Income (loss) before
     income taxes...........       99,265          18,356         51,028        43,189      (284,196)
Income tax expense
  (benefit).................       35,774          50,051         20,329        10,681        15,583
                               ----------      ----------     ----------    ----------    ----------
  Net income (loss).........       63,491         (31,695)        30,699        32,508      (299,779)
                               ==========      ==========     ==========    ==========    ==========
Net income (loss) per common
  share:
  Basic.....................         0.37           (0.19)          0.62          0.51         (3.13)
                               ==========      ==========     ==========    ==========    ==========
  Diluted...................         0.36           (0.19)          0.61          0.49         (3.13)
                               ==========      ==========     ==========    ==========    ==========

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1997         1998
                                                              ---------    ---------
BALANCE SHEET DATA (AT END OF PERIOD):
Current assets..............................................  1,164,922    1,575,950
Property and equipment, net.................................    319,687      806,475
Investment in leasehold interests, net......................     23,230       21,699
Costs in excess of net assets of businesses acquired, net...    788,096    1,027,481
Other assets................................................    101,628      166,239
Total assets................................................  2,397,563    3,597,844
Current liabilities.........................................    649,770      948,174
Notes payable...............................................     42,646      574,806
Convertible subordinated debt...............................    554,000      554,000
Long-term debt (excluding current portion)..................     31,464       56,305
Deferred taxes..............................................     12,198       51,849
Other liabilities...........................................     61,655       83,300
Total liabilities...........................................  1,351,733    2,304,434
Stockholders' equity........................................  1,045,830    1,293,410

     The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the Company's business, principal physical properties, capital structure, material pending legal proceedings, operating results, financial condition, directors and officers (including their remuneration and the stock options granted to them), the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and certain other matters is required to be disclosed in proxy statements and annual reports distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Chicago, Illinois 60606, and 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may be obtained electronically by visiting the Commission's website on the Internet, at http://www.sec.gov. The Shares are traded on the New York Stock Exchange, Inc., and reports, proxy statements and other information concerning the Company should also be available for inspection at 20 Broad Street, New York, New York 10005.

     Although neither Parent nor the Purchaser has any knowledge that any such information is untrue, neither Parent nor the Purchaser takes any responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to the Company or any of its subsidiaries or affiliates or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information.

9.  CERTAIN INFORMATION CONCERNING PARENT AND THE PURCHASER.

     Parent is a societe anonyme organized under the laws of France whose principal executive offices are located at 42, Avenue de Friedland, 75380 Paris Cedex 08 France.

     The Purchaser's principal executive offices are located care of Vivendi-North America Management Services, Inc. 800 Third Avenue, 38th Floor, New York, New York 10022. The Purchaser is a newly formed Delaware corporation and an indirect wholly owned subsidiary of Parent. The Purchaser has not conducted any business other than in connection with the Offer and the Merger.

     The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the directors and executive officers of Parent and the Purchaser are set forth in Schedule I.

     Except as set forth elsewhere in this Offer to Purchase or Schedule I hereto: (i) neither Parent nor the Purchaser nor, to the knowledge of Parent or the Purchaser, any of the persons listed in Schedule I hereto or any associate or majority-owned subsidiary of Parent or the Purchaser or any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (ii) neither Parent nor the Purchaser nor, to the knowledge of Parent or the Purchaser, any of the persons or entities referred to in clause (i) above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days; (iii) neither Parent nor the Purchaser nor, to the knowledge of Parent or the Purchaser, any of the persons listed in Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) since January 1, 1996, there have been no transactions which would require reporting under the rules and regulations of the Commission between Parent or the Purchaser or any of their respective subsidiaries or, to the knowledge of Parent or the Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand; and (v) since January 1, 1996, there have been no contacts, negotiations or transactions between Parent or the Purchaser or any of their respective subsidiaries or, to the knowledge of Parent or the Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

10.  BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

     In early July 1996, Richard J. Heckmann, Chairman and Chief Executive Officer of the Company and certain other members of the Company's senior management met with Jean-Marie Messier, Chairman and Chief Executive Officer of Vivendi and other representatives of Parent to discuss the possibility of the acquisition by the Company of certain assets of Parent. Such exploratory discussions did not advance beyond the preliminary stage and the potential transaction was not pursued.

     In January 1999, the Company authorized representatives of two investment banking firms to contact three industrial companies identified by the investment bankers regarding a possible business combination transaction with the Company. These inquiries did not result in any subsequent discussions between the Company and any of such companies.

     On January 19, 1999 Messrs. Heckmann and Messier met to discuss a potential transaction between the Company and Parent involving certain water industry holdings of Parent. At the meeting, the Company and Parent could not reach agreement on the terms of a possible transaction. However, in the course of discussions consideration was given to the possibility of a business combination transaction between the Company and Parent.

     From late January through late February 1999 Mr. Heckmann and Mr. Messier together with other representatives of the Company and Parent had several telephone discussions relating to the businesses of the Company and Parent and exchanged publicly available documents and information about the Company and Parent, and on February 19, 1999 executives of Parent and the Company met to exchange detailed presentations concerning their respective businesses.

     From late February through early March 1999 the management of the Company provided Parent certain information with respect to the Company's financial condition, results of operations and other measurements of operating performance.

     On March 8, 9, and 10, 1999, Mr. Heckmann and certain other executives of the Company met with Mr. Messier and certain other executives of Parent to continue discussions with respect to a possible business combination transaction between the Company and Parent.

     On March 11, 1999, representatives from each party's legal and financial advisors met to discuss the structure and timing of the proposed transaction and organize a due diligence review of the Company. On March 11, 1999, following presentations by management the Board of Directors of Parent authorized its management to enter into a definitive acquisition agreement if such an agreement could be concluded on specified terms. From March 12, 1999 through March 22, 1999, Parent's legal and financial advisors together with representatives of Parent conducted legal and financial due diligence investigations of the Company.

     On March 18-19, 1999, the parties and their legal and financial advisors met to negotiate the terms of the proposed Merger. Negotiations between the parties continued at meetings on March 20, 21 and 22, 1999. During that time Parent and the stockholders of the Company party to Support Agreements negotiated the terms of such agreements.

     From time to time from February 17, 1999 through March 22, 1999, Mr. Heckmann had numerous conversations with various members of the Company's Board of Directors to keep them apprised of developments with respect to a possible business combination transaction with Parent.

     At meetings on March 21 and 22, 1999 the Company's Board reviewed the terms of the proposed Merger Agreement and related documents to be entered into by the Company and Parent. At the March 21, 1999 Board meeting, the Board discussed the fairness of the proposed transaction and the Company's financial advisors delivered presentations on the fairness of the merger and the Offer and rendered their opinions regarding the fairness, from a financial point of view, to the Company's stockholders of the consideration to be received by the Company's stockholders pursuant to the Merger and the Offer. At the March 22, 1999 Board meeting, after due deliberation, the Board determined the proposed Offer and Merger are in the best interests of the Company and the Company's stockholders and are fair to the Company's stockholders. At the March 22, 1999 Board Meeting, the Board approved the Offer and the Merger and resolved to recommend acceptance of the Offer by the Company's stockholders.

     Following the Company's Board meeting on March 22, 1999, the Merger Agreement and related documents were finalized and executed by the parties. The Company and Parent announced the execution of the agreements in a joint press release issued before the New York Stock Exchange opened on March 22, 1999.

11. PURPOSE OF THE OFFER; THE MERGER AGREEMENT; THE STOCK OPTION AGREEMENT; THE SUPPORT AGREEMENTS; APPRAISAL RIGHTS; PLANS FOR THE COMPANY; THE RIGHTS.

     (a)  Purpose

     The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all the Shares. The purpose of the Merger is to acquire all of the capital stock of the Company not purchased pursuant to the Offer or otherwise.

     The following is a summary of certain provisions of the Merger Agreement, the Stock Option Agreement and the Support Agreements. This summary is qualified in its entirety by reference to the Merger Agreement, the Stock Option Agreement and the Support Agreements which are incorporated by reference and copies or forms of which have been filed with the Commission as exhibits to the Schedule 14D-1 to which this Offer to Purchase is an exhibit (the "Schedule 14D-1"). The Merger Agreement, the Stock Option Agreement and the Support Agreements may be examined and copies may be obtained at the places set forth in Section 8. Defined terms used herein and not defined herein shall have the respective meanings assigned to those terms in the Merger Agreement.

     (b)  The Merger Agreement

     The Offer. The Merger Agreement provides that the Purchaser will commence the Offer and that, upon the terms and subject to prior satisfaction or waiver of the conditions of the Offer, as set forth in Section 14, the Purchaser will purchase all Shares validly tendered pursuant to the Offer. The Merger Agreement provides that, without the prior written consent of the Company, the Purchaser shall not decrease the Offer Price or change the form of consideration payable in the Offer, decrease the number of Shares sought to be purchased in the Offer, impose additional conditions to the Offer or amend any other term of the Offer in any manner adverse to the holders of Shares or reduce the time period during which the Offer shall remain open. Notwithstanding the foregoing, the Purchaser shall be entitled to extend the Offer, if at the initial expiration of the Offer, or any extension thereof, any condition to the Offer is not satisfied or waived, and Parent agrees to cause the Purchaser to extend the Offer up to 40 days in the aggregate, in one or more periods of not more than 10 business days, if, at the initial expiration date of the Offer, or any extension thereof, any condition to the Offer set forth in paragraphs (a), (b) or (g) of Section 14 hereof is not satisfied or waived; provided, however, that the Purchaser shall not be required to extend the Offer unless, in Parent's reasonable judgment, (i) each such condition is reasonably capable of being satisfied and (ii) the Company is in material compliance with all of its covenants under the Merger Agreement. In addition, without limiting the foregoing, the Purchaser may, without the consent of the Company, if on any Expiration Date the Shares validly tendered and not withdrawn pursuant to the Offer are sufficient to satisfy the Minimum Condition but equal to less than 90% of the outstanding Shares, extend the Offer for up to 15 business days in the aggregate notwithstanding that all the conditions to the Offer have been satisfied so long as Purchaser irrevocably waives the satisfaction of any of the conditions to the Offer (other than those set forth in paragraphs (a), (b) or (d) of Section 14 hereof) that subsequently may not be satisfied during any such extension of the Offer. In addition, the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such increase, in each case, without the consent of the Company.

     Directors. The Merger Agreement provides that promptly upon the payment by the Purchaser for the Shares pursuant to the Offer and from time to time thereafter at which it owns a majority of the Shares, Parent will be entitled to designate such number of directors, rounded up to the next whole number on the Company Board of Directors as is equal to the product of the total number of directors on the Company Board of Directors (determined after giving effect to the directors elected pursuant such provision) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent or its affiliates bears to the total number of Shares then outstanding. The Merger Agreement provides that the Company will, upon request of Parent, promptly take all actions necessary to cause Parent's designees to be so elected, including, if necessary, seeking the resignations of one or more existing directors; provided, however, that prior to the time the Merger becomes effective (the "Effective Time") the Company Board of Directors will always have at least two members who are neither officers, directors or designees of the Purchaser or any of its affiliates ("Purchaser Insiders") (including at least two members who are "independent directors" for purposes of the rules of the New York Stock Exchange). If the number of directors who are not Purchaser Insiders is reduced below two prior to the Effective Time, the remaining director who is not a Purchaser Insider will be entitled to designate a person to fill such vacancy who is not a Purchaser Insider and who will be a director not deemed to be a Purchaser Insider for all purposes of the Merger Agreement. Following the election or appointment of Parent's designees and prior to the Effective Time, if any of the directors of the Company then in office are not Purchaser Insiders, any amendment or termination of the Merger Agreement by the Company, any extension of time for performance of any of the obligations of Parent or the Purchaser under the Merger Agreement, any waiver of any condition or any of the Company's rights under the Merger Agreement or other action by the Company thereunder adversely affecting the rights of the minority stockholders of the Company, will require the concurrence of a majority of such directors.

     The Merger. The Merger Agreement provides that, at the Effective Time, the Purchaser will be merged with and into the Company. Following the Merger, the separate corporate existence of the Purchaser will cease and the Company will continue as the Surviving Corporation.

     The Company has agreed pursuant to the Merger Agreement that, if required by applicable law in order to consummate the Merger, it will (i) convene and hold a special meeting of its stockholders as soon as practicable following the acceptance for payment of and payment for Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon the Merger Agreement; (ii) prepare and file with the Commission a preliminary proxy statement relating to the Merger Agreement, and use its reasonable best efforts
(x) to obtain and furnish the information required to be included by the Commission in the Proxy

Statement (as defined herein) and, after consultation with Parent, to respond as soon as practicable to any comments made by the Commission with respect to the preliminary proxy statement and to cause a definitive proxy statement (the "Proxy Statement") to be mailed to its stockholders and (y) to obtain the necessary approvals of the Merger and adoption of the Merger Agreement by its stockholders; and (iii) include in the Proxy Statement the recommendation of the Company Board of Directors that stockholders of the Company vote in favor of the approval of the Merger and adoption of the Merger Agreement. Parent has agreed in the Merger Agreement that it will vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of its other subsidiaries in favor of the approval of the Merger and the Merger Agreement. Parent also agrees that it will not transfer, sell or assign any of the Shares of the Purchaser prior to the Effective Time.

     The Merger Agreement further provides that, notwithstanding the foregoing, if the Purchaser acquires at least 90% of the outstanding Shares pursuant to the Offer, the parties to the Merger Agreement will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance for payment of and payment for the Shares by the Purchaser pursuant to the Offer without a meeting of the stockholders of the Company, in accordance with Section 253 of the DGCL.

     Charter, Bylaws, Directors and Officers. The Certificate of Incorporation of the Purchaser, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and of the Merger Agreement and applicable law. The By-Laws of the Purchaser in effect at the time of the Effective Time shall be the By-Laws of the Surviving Corporation until amended, subject to the provisions of the Merger Agreement which provide that all rights to indemnification now existing in favor of directors and officers of the Company and its subsidiaries as provided in their respective charters or by-laws shall survive the Merger and continue in effect for not less than six years thereafter. Subject to applicable law, the directors of the Purchaser immediately prior to the Effective Time as well as Mr. Richard J. Heckmann, Chairman of the Board of Directors, Chief Executive Officer and President of the Company, will be the initial directors of the Surviving Corporation, and the officers of the Purchaser immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation. Such officers and directors will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

     Conversion of Securities. By virtue of the Merger and without any action on the part of the holders thereof, at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (i) any Shares held by Parent, the Purchaser, any wholly owned subsidiary of Parent or the Purchaser, in the treasury of the Company or by any wholly owned subsidiary of the Company, which Shares, by virtue of the Merger and without any action on the part of the holder thereof, will be canceled and retired and will cease to exist with no payment being made with respect thereto and (ii) Dissenting Shares) will be canceled and retired and will be converted into the right to receive $31.50 net per Share in cash (the "Merger Price"), payable to the holder thereof, without interest thereon, upon surrender of the certificate formerly representing such Share. At the Effective Time, each share of common stock of the Purchaser, par value $.01 per share, issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

     The Merger Agreement provides that, prior to the consummation of the Offer, the Company Board of Directors (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary or desirable (including obtaining all applicable consents from optionees) to provide for the cancellation, effective at the Effective Time, of all the outstanding stock options (the "Options") granted under any stock option or similar plan of the Company (the "Stock Plans") or under any agreement, without any payment therefor except as otherwise discussed in this Section 11. Immediately prior to the Effective Time, all Options (whether vested or unvested) will be canceled (and to the extent exercisable shall no longer be exercisable) and will entitle each holder thereof, in cancellation and settlement therefor, to a payment, if any, in cash by the Company (less any applicable withholding taxes), as soon as practicable following the Effective Time, equal to the product of (i) the total number of Shares subject to such Option (without regard to whether such Option was vested or unvested) and (ii) the excess, if any, of the Merger Price over the exercise price per Share subject to such Option (the "Cash Payments"); provided that no such payment shall be due until the Company has delivered to Parent a true and complete list of the Options which remained outstanding as of immediately prior to the Effective Time. The Merger Agreement provides that the Cash Payments are the sole payments that will be made with respect to or in relation to the Options.

     Representations and Warranties. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Parent and the Purchaser with respect to, among other matters, its organization and qualification, subsidiaries, capitalization, authority, required filings, consents and approvals, financial statements, public filings, litigation, compliance with law, employee benefit plans, intellectual property, environmental matters, material contracts, opinion of financial advisor, information to be included in the Proxy Statement, tax matters, labor matters, state law approvals, brokers and the absence of any material adverse effects on the Company. Parent and the Purchaser have made customary representations and warranties to the Company with respect to, among other matters, its organization, qualifications, authority, required filings, information to be included in the Proxy Statement, consents and approvals, ownership of Shares and financing.

     Covenants. The Merger Agreement obligates the Company and its subsidiaries, from the date of the Merger Agreement until the Effective Time, to conduct their operations only in the ordinary and usual course of business consistent with past practice and obligates the Company and its subsidiaries to use all reasonable best efforts to preserve intact their business organizations, to keep available the services of their present officers and employees and to preserve the good will of those having business relationships with them, including, without limitation, maintaining satisfactory relationships with licensors, suppliers, customers and others having business relationships with the Company and its subsidiaries. The Merger Agreement also contains specific restrictive covenants as to certain activities of the Company prior to the Effective Time, which provide that the Company will not (and will not permit any of its subsidiaries to) take certain actions without the prior written consent of Parent including, among other things and subject to certain exceptions, amendments to its certificate of incorporation or by-laws, issuances or sales of its securities, changes in capital structure, dividends and other distributions, repurchases or redemptions of securities, material acquisitions or dispositions, incurrence of indebtedness, incurrences of capital expenditures increases in compensation or adoption of new benefit plans and certain other material events or transactions.

     Access to Information. The Merger Agreement provides that, until the Effective Time, the Company will, and will cause its subsidiaries to, give Parent and the Purchaser and their representatives full access, during normal business hours, to the offices and other facilities and to the books and records of the Company and its subsidiaries, subject to applicable confidentiality requirements.

     Efforts. Subject to the terms and conditions provided in the Merger Agreement, each of the Company, Parent and the Purchaser shall, and the Company shall cause each of its subsidiaries to, cooperate and use their respective reasonable best efforts to take, or cause to be made, all filings reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement.

     Each of the parties also has agreed to use its reasonable best efforts to obtain as promptly as practicable all Consents of any Governmental Entity or any other person required in connection with, and waivers of any Violations that may be caused by, the consummation of the transactions contemplated by the Offer and the Merger Agreement.

     The Merger Agreement provides that neither the Company nor the Company Board of Directors nor any committee thereof will withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Purchaser, the recommendation of the Company Board of Directors of the Merger Agreement, the Offer or the Merger, or approve or recommend, or propose publicly to approve or recommend, an Acquisition Transaction (as defined herein), unless the Company Board of Directors determines in good faith by a vote of a majority of the members of the full Company Board of Directors that failing to take such action would create a reasonable likelihood of a breach of the fiduciary duties of the Company Board of Directors, after consultation with and receipt of advice from its outside counsel to such effect. Any such withdrawal, modification or change of the recommendation of the Company Board of Directors of the Merger Agreement, the Merger or the Offer shall not change the approval of the Company Board of Directors for purpose of causing any state takeover statute or other law or the Rights Agreement or the Rights to be inapplicable to the Merger Agreement, the Merger, the Stock Option Agreement and the Support Agreements, and the transactions contemplated thereby.

     Public Announcements. The Merger Agreement provides that the Company, on the one hand, and Parent and the Purchaser, on the other hand, agree to consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to the Offer, the Merger and the other transactions contemplated by the Merger Agreement, agree to provide to the other party for review a copy of any such press release or statement, and will not issue any such press release or make any such public statement prior to such consultation and review, unless required by applicable law or any listing agreement with a securities exchange.

     Employee Benefit Arrangements With respect to employee benefit matters, the Merger Agreement provides that, Parent will maintain, or cause the Surviving Corporation to maintain compensation and employee benefits substantially equivalent in the aggregate to those provided by the Company immediately prior to the Effective Time (not taking into account equity-based incentive compensation provided by the Company) for employees other than those subject to collective bargaining agreements, until December 31, 2000. The Merger Agreement provides that, from and after the Effective Time, Parent will honor or will cause the Surviving Corporation to honor, all obligations under certain listed plans. Notwithstanding the foregoing, the Merger Agreement provides that from and after the Effective Time, the Surviving Corporation will have the right to amend, modify, alter or terminate any Plan to the extent the terms of such Plans permit such action. The Merger Agreement further provides, however, that for a period of 12 months following the Effective Time, the Surviving Corporation shall neither terminate nor adversely amend or modify the Company's severance pay policy in effect as of April 1, 1999, other than with respect to requiring a binding waiver and release from the terminated employee prior to the payment of severance benefits. The Merger Agreement does not confer rights or remedies upon any person other than the parties thereto (except as provided under "Indemnification; Investors' and Officers' Insurance" below).

     Except for employees subject to collective bargaining agreements, for purposes of determining eligibility to participate, vesting and accrual or entitlement to benefits where length of service is relevant under any employee benefit plan of the Parent or the Surviving Corporation, the Company's employees will receive service credit for service with the Company and any of its subsidiaries to the same extent such service credit was granted under the Plans, subject to offsets for previously accrued benefits and to no duplication of benefits (except that no such credit shall be applied for benefit accrual or entitlement purposes under defined benefit pension plans). Such employees will also be given credit for any deductible or co-payment amounts paid in respect of the plan year in which the Effective Time occurs, to the extent that, following the Effective Time, they participate in any Parent Plan for which deductibles or co-payments are required. Parent agrees that it shall also cause each Parent Plan to waive (i) any pre-existing condition restriction which was waived under the terms of any analogous Plan immediately prior to the Effective Time or (ii) waiting period limitation which would otherwise be applicable to an employee on or after the Effective Time to the extent such employee had satisfied any similar waiting period limitation under an analogous Plan prior to the Effective Time.

     The transactions contemplated by the Merger Agreement constitute a "Change of Control" of the Company for purposes of the Company's Plans.

     Indemnification; Directors' and Officers' Insurance. Pursuant to the Merger Agreement, Parent has agreed that from and after the Effective Time all rights to indemnification existing at the date of the Merger Agreement in favor of directors, officers or employees of the Company or any of its subsidiaries as set forth in their respective charters and bylaws shall survive the Merger and shall continue in full force and effect for a period of six years following the Effective Time and Parent shall cause the Surviving Corporation to honor all of these obligations. The Merger Agreement further provides that the Company will, and from and after the Effective Time, the Surviving Corporation will, cause to be maintained in effect for not less than six years (except as provided below) from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company; provided that the Surviving Corporation may substitute therefor other policies not less advantageous (other than to a de minimis extent) to the beneficiaries for the current policies and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and provided, however, that the Surviving Corporation shall not be required to pay an annual premium in excess of 200% of the last annual premium paid by the Company prior to the date of the Merger Agreement (which the Company represents to be not more than $400,000 for the 12-month period ending December 31, 1998) and if the Surviving Corporation is unable to obtain such insurance it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount. The Merger Agreement provides that these requirements are deemed to be satisfied if prepaid policies have been obtained by the Company prior to the Effective Time, which policies provide such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts and events that occurred on or before the Effective Time, including in respect of the transactions contemplated by the Merger Agreement and for a premium not in excess of the aggregate premiums set forth above. Notwithstanding the foregoing, at any time on or after the second anniversary of the Effective Time, Parent may, at its election, undertake to provide funds to the Surviving Corporation to the extent necessary so that the Surviving Corporation may self-insure with respect to the level of insurance coverage required in lieu of causing to remain in effect any directors' and officers' liability insurance policy.

     Notification of Certain Matters. Parent and the Company have agreed to promptly notify each other of (i) the occurrence or non-occurrence of any fact or event which would be reasonably likely (A) to cause any representation or warranty contained in the Merger Agreement to be untrue or inaccurate in any material respect at any time prior to the Effective Time or (B) to cause any covenant, condition or agreement under the Merger Agreement not to be complied with or satisfied in any material respect and (ii) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement in any material respect; provided, however, that no such notification will affect the representations or warranties of any party or the conditions to the obligations of any party. Each of the Company, Parent and the Purchaser is also required to give prompt notice to the other parties of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by the Merger Agreement.

     Rights Agreement. The Company agreed in the Merger Agreement that it will not (i) redeem the Rights, (ii) amend the Rights Agreement or (iii) take any action which would allow any Person (as defined in the Rights Agreement) other than Parent or the Purchaser to acquire beneficial ownership of 15% or more of the Shares without causing a Distribution Date or a Triggering Event (as such terms are defined in the Rights Agreement) to occur.

     State Takeover Laws. The Merger Agreement provides that the Company will, upon the request of the Purchaser, take all reasonable steps to assist in any challenge by the Purchaser to the validity or applicability to the transactions contemplated by the Merger Agreement, including the Offer and the Merger, of any state takeover law.

     No Solicitation. The Merger Agreement requires the Company, its controlled affiliates and their respective officers, directors, employees, representatives and agents to immediately cease any existing discussions or negotiations, with any parties with respect to any acquisition or exchange of all or any material portion of the assets of, or any equity interest in, the Company or any of its subsidiaries or any business combination with the Company or any of its subsidiaries. The Merger Agreement further provides that, prior to the Effective Time, the Company will not, and will not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any merger, liquidation, recapitalization, consolidation or other business combination involving the Company or its subsidiaries or acquisition of any capital stock or any material portion of the assets of the Company or of its subsidiaries, or any combination of the foregoing (an "Acquisition Transaction") or negotiate, explore or otherwise engage in discussions with any person (other than the Purchaser, Parent or their respective directors, officers, employees, agents and representatives) with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by the Merger Agreement; provided that prior to the purchase of a majority of the Shares pursuant to the Offer, the Company may furnish information, pursuant to a customary confidentiality agreement with terms not more favorable to the receiving party than the confidentiality agreement with Parent, to, and negotiate or otherwise engage in discussions with, any party who delivers a bona fide written proposal for an Acquisition Transaction for which all necessary financing is then in the judgment of the Company Board of Directors readily obtainable, if the Company Board of Directors determines in good faith and by a majority vote of the members of the full Company Board of Directors that failing to take such action would create a reasonable likelihood of a breach of the fiduciary duties of the Company Board of Directors (after consultation and receipt of advice from its outside legal counsel to such effect) and such a proposal is, in the written opinion of each of SSB and J.P. Morgan, more favorable to the Company's stockholders from a financial point of view than the transactions contemplated by the Merger Agreement, as it has been proposed to be amended by Parent pursuant to Parent's right to propose amendments in response to such a proposal, as described below. The Merger Agreement further provides that from and after the date of execution of the Merger Agreement, the Company will promptly advise Purchaser in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations or proposals relating to an Acquisition Transaction, identify the offeror and furnish to the Purchaser a copy of any such proposal or inquiry, if it is in writing, and that the Company will promptly advise Parent of any material development relating to such proposal, including the results of any discussions or negotiations with respect thereto. Notwithstanding anything in the Merger Agreement to the contrary, the Merger Agreement provides that prior to the approval of an Acquisition Transaction by the Company Board of Directors, the Company shall give Parent sufficient notice of the material terms and conditions of any such Acquisition Transaction, and negotiate in good faith with Parent for a period of not less than three business days after Parent's receipt of a written proposal or a written summary of any oral proposal to make such adjustments in the terms and conditions of the Merger Agreement as would enable the Company to proceed with the transactions contemplated by the Merger Agreement.

     Conditions to Consummation of the Merger. Pursuant to the Merger Agreement, the respective obligations of Parent, the Purchaser and the Company to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions: (i) the stockholders of the Company shall have duly approved the transactions contemplated by the Merger Agreement, if required by applicable law; (ii) Parent, the Purchaser or any of their affiliates shall have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms of the Merger Agreement; (iii) the consummation of the Merger is not restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any Governmental Entity (provided that each of the parties to the Merger Agreement shall have used reasonable best efforts to prevent the entry of any such injunction or other order that may be entered) and there is not any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which prevents the consummation of the Merger or has the effect of making the purchase of Shares illegal; and (iv) any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or terminated and all applicable foreign approvals and consents shall have been received or obtained.

     Termination. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company (with any termination by Parent also being an effective termination by the Purchaser):

          (a) by the mutual written consent of the Company, by action of its Board of Directors and Parent; provided that any such change is done in with the approval of the directors who are not Purchaser Insiders, if applicable;

          (b) by the Company if (i) the Purchaser fails to commence the Offer by March 26, 1999, (ii) the Purchaser has not accepted for payment and paid for the Shares pursuant to the Offer in accordance with the terms of the Offer on or before October 31, 1999, or (iii) the Purchaser fails to purchase validly tendered Shares in violation of the terms of the Merger Agreement;

          (c) by Parent or the Company if the Offer is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder; provided, however, that neither Parent nor the Company may terminate the Merger Agreement pursuant to this clause (c) if such party shall have materially breached the Merger Agreement;

          (d) by Parent or the Company if any court or other Governmental Entity shall have issued an order, decree, judgment or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

          (e) by the Company if, prior to the purchase of a majority of the Shares pursuant to the Offer in accordance with the terms of the Merger Agreement, (i) the Company Board of Directors approves an Acquisition Transaction, for which all necessary financing is then in the judgment of the Company Board of Directors readily obtainable, on terms which a majority of the members of the full Company Board of Directors has determined in good faith and on a reasonable basis after consultation with and receipt of advice from its outside legal counsel to the effect that failing to take such action would create a reasonable likelihood of a breach of their fiduciary duties, and (ii) such Acquisition Transaction is, in the written opinion of each of SSB and J.P. Morgan, more favorable from a financial point of view to the Company's stockholders than the transactions contemplated by the Merger Agreement (as the same has been proposed to be amended by Parent in response to the proposal in question); provided that the termination described in this clause (e) shall not be effective unless and until the Company shall have paid to Parent all of the fees and expenses described herein including, without limitation, the Termination Fee (as hereinafter defined);

          (f)  by Parent, if the Company breaches any of its covenants in
     Section 6.3(c) (relating to an approval, recommendation, or public proposal to approve or recommend an Acquisition Transaction); 6.8 (relating to the Rights Agreement) or 6.10 of the Merger Agreement (relating to the Company's obligation not to solicit competing transactions), if the Company Board of Directors withdraws or modifies (including by amendment of the Schedule 14D-9) in a manner adverse to the Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger, approves or recommends another Acquisition Transaction, or resolves to effect any of the foregoing (and such resolution shall have been made public); or

          (g) by Parent, if the Minimum Condition shall not have been satisfied by the expiration date of the Offer and on or prior to such date (A) a third party shall have made a proposal or public announcement or communication to the Company with respect to (i) the acquisition of the Company by merger, tender offer or otherwise, (ii) a merger, consolidation or similar business combination with the Company or any of its subsidiaries, (iii) the acquisition of 50% or more of the assets of the Company and its subsidiaries, taken as a whole or any material asset of the Company or its subsidiaries, (iv) the acquisition of 50% or more of the outstanding Shares, (v) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend, or
     (vi) the repurchase by the Company or any of its subsidiaries of 50% or more of the outstanding Shares at a price in excess of the Offer Price or
     (B) any person (including the Company or any of its affiliates or subsidiaries), other than Parent or any of its affiliates, shall have become the beneficial owner of more than 50% of the Shares.

     Effect of Termination. In the event of the termination of the Merger Agreement in accordance with its terms, the Merger Agreement will become void and have no effect, without any liability on the part of any party or its directors, officers, employees or stockholders, other than this provision and provisions relating to the payment of certain fees and expenses including the Termination Fee, which shall survive any such termination; provided that no party would be relieved from liability for any breach of the Merger Agreement.

     Fees and Expenses. Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Offer, the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such expenses. In the event that the Merger Agreement is terminated pursuant to subparagraph (e), (f) or (g)(B) under "Termination" above, or is terminated pursuant to paragraph (c) under "Termination" above following the termination of the Offer by

Parent as a result of the failure to satisfy the conditions set forth in paragraph (c)(1) of Section 14, then the Company will simultaneously with such termination (or, in the case of a termination by Parent, within one business day thereafter) reimburse Parent for out-of-pocket fees and expenses of Parent and the Purchaser (including printing fees, filing fees and fees and expenses of its legal and financial advisors) related to the Offer, the Merger Agreement, the transactions contemplated thereby and any related financing up to a maximum of $25 million (collectively, "Expenses"), and at the same time pay Parent a termination fee of $220 million (the "Termination Fee") in immediately available funds by wire transfer to an account designated by Parent. In the event that (i) the Merger Agreement is terminated pursuant to subparagraph (g)(A) under "Termination" above or pursuant to subparagraph (c) under "Termination" above by the Purchaser following the termination of the Offer by Parent as a result of the failure to satisfy any of the conditions set forth in subparagraph (c)(2),
(3) or (4) of Section 14 hereof) and (ii) within twelve months of the date of such termination, the Company will enter into an agreement for an Acquisition Transaction with any person other than Parent and its affiliates, then, prior to or simultaneously with entering into such agreement, the Company will pay Parent the Termination Fee and reimburse Parent and the Purchaser for their Expenses, in each case in immediately available funds by wire transfer to an amount specified by Parent. Without limiting the foregoing, in the event the Merger Agreement is terminated pursuant to subparagraph (c) under "Termination" above as a result of the failure to satisfy the conditions set forth in paragraph (e) of Section 14 hereof, then the Company will promptly (and in any event within one business day of such termination) reimburse Parent for Expenses in immediately available funds by wire transfer to an account designated by Parent. The prevailing party in any legal action undertaken to enforce the provisions of the Merger Agreement relating to the Termination Fee shall be entitled to recover his costs and expenses.

     Amendment. The Merger Agreement may be amended in writing by the Company, Parent and the Purchaser at any time before or after any approval of the Merger Agreement by the stockholders of the Company but, after any such approval, no amendment may be made which decreases the Merger Price or which adversely affects the rights of the Company's stockholders hereunder without the approval of such stockholders. The Merger Agreement also provides that any amendment or termination of the Merger Agreement by the Company, any extension of time for performance of any of the obligations of Parent or the Purchaser under the Merger Agreement or any waiver of any condition or any of the Company's rights under the Merger Agreement or any other action by the Company under the Merger Agreement adversely affecting the rights of minority stockholders of the Company, following the election of Parent's designees to the Company Board of Directors requires the concurrence of a majority of the Company directors who are not Purchaser Insiders.

     Extension; Waiver. At any time prior to the Effective Time, the parties hereto may in writing (i) extend the time for the performance of any of the obligations or other acts of any other party thereto, (ii) waive any inaccuracies in the representations and warranties contained therein of any other party thereto or in any document, certificate or writing delivered pursuant to the Merger Agreement by any other party thereto, or (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations

     (c)  The Stock Option Agreement

     As an inducement to, and a condition of, Parent entering into the Merger Agreement concurrently with the execution of the Merger Agreement, the Company and Parent entered into a Stock Option Agreement (the "Stock Option Agreement") pursuant to which the Company granted to Parent an irrevocable option (the "Stock Option") to purchase 36,223,552 authorized but unissued Shares at an exercise price (the "Exercise Price") of $31.50 per Share. The Shares subject to the Stock Option represent approximately 19.9% of the outstanding Shares (before giving effect to the issuance of the Shares subject to the Option). The Option becomes exercisable by Parent pursuant to the terms and conditions of the Stock Option Agreement if an event (an "Exercise Event") giving rise to the obligation to pay the Termination Fee in accordance with the Merger Agreement has occurred, as described in (b) of this Section 11.

     The Stock Option will expire upon the earliest of (i) the Effective Time,
(ii) one year after receipt by Parent of notice from the Company that an Exercise Event has occurred and (iii) termination of the Merger Agreement other than a termination as a result of an Exercise Event.

     The number and type of securities subject to the Stock Option and the Exercise Price will be adjusted to preserve the economic benefit of the Stock Option if there is any change in the Shares by reason of a stock dividend, split-up, combination, recapitalization, exchange of shares or similar transaction.

     The Stock Option Agreement provides that at any time after an Exercise Event and prior to 120 days after the expiration of the term of the Stock Option, Parent may put (the "Put Right") to the Company the Stock Option and any Shares purchased pursuant to the Stock Option ("Option Shares") for aggregate consideration equal to (i) the aggregate exercise price paid by Parent for any Shares owned by Parent and purchased pursuant to the Stock Option in respect of which Parent is exercising the Put Right and (ii) the number of Shares in respect of which the Put Right is being exercised (whether or not such Shares are owned by Parent and purchased pursuant to the Stock Option or remain subject to the Stock Option) multiplied by the difference between the Exercise Price and the highest of (A) the highest purchase price per Share paid pursuant to a third party's tender or exchange offer prior to the date the Put Right is exercised;
(B) the price per share to be paid by any third person for Shares pursuant to a business combination transaction involving the Company; and (C) the average closing price of the Shares as reported on the NYSE during the ten consecutive trading days prior to exercise of the Put Right.

     The Stock Option Agreement further provides that to the extent the Put Right has not been exercised, following the tenth day after the purchase by Parent of any Option Shares and for a period of 120 days after expiration of the Option, the Company may repurchase from Parent (the "Call Right") all (but not less than all) of the Option Shares owned by Parent at such time for a price per Share equal to the greater of (i) the average closing price of the Shares as reported on the NYSE during the ten consecutive trading days prior to the exercise of such right and (ii) the Exercise Price.

     The Stock Option Agreement provides that Parent's total profit from the Stock Option Agreement (including amounts payable pursuant to the Put Right and the Call Right), the Termination Fee and Parent's expenses cannot exceed a "Profit Cap" of $237 million.

     The Stock Option Agreement further provides that for a period of two years following the first exercise of the Stock Option by Parent, Parent will have certain registration rights in respect of the Option Shares.

     The foregoing is a summary of the material provisions of the Stock Option Agreement, a copy of which is included as an exhibit to the Schedule 14D-1 of which this Offer to Purchase forms a part. This summary is qualified in its entirety by reference to the Stock Option Agreement which is incorporated herein by reference.

     (d)  The Support Agreements

     Concurrently with the execution of the Merger Agreement, Parent entered into Support Agreements with three executive officers (the "Management Stockholders") of the Company, Apollo Investment Fund, L.P., Lion Advisors, L.P. (together with Apollo Investment Fund, L.P., the "Apollo Stockholders") and certain shareholders related to the Bass family of Texas (the "Bass Stockholders"). According to the information provided by them, the Management Stockholders, the Apollo Stockholders and the Bass Stockholders owned 657,946, 13,752,859 and 8,000,000 Shares, respectively, as of March 22, 1999, representing in the aggregate approximately 12.3% of the Shares outstanding as of such date.

     Pursuant to the Support Agreements each of the above stockholders has agreed to tender (or cause the record owner to tender) and not withdraw all of their Shares owned on the date of the Support Agreements and all Shares acquired prior to termination of the Tender Offer ("Tender Shares") and not withdraw their Shares pursuant to the Offer. Each also agreed that, for so long as the Support Agreement was in effect, at any meeting of the stockholders of the Company, however called, he would vote his Tender Shares in favor of the Merger, vote against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, and against any action or agreement that would impede, interfere with, delay, postpone or attempt to discourage the Merger or the Offer including (i) any extraordinary transaction involving the Company or any of its subsidiaries, (ii) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its subsidiaries, (iii) any change in the management or Company Board of Directors, except as agreed to by Parent, (iv) any material change in the capitalization or dividend policy of the Company, or (v) any other material change in the Company's corporate structure or business.

     Each of these stockholders also granted representatives of Parent an irrevocable proxy to vote its Tender Shares in favor of the Merger and other transactions contemplated by the Merger Agreement, against any Acquisition Transaction and otherwise as contemplated by the preceding paragraph.

     In addition each of the stockholders who is a party to a Support Agreement agreed not to (i) except to Parent or the Purchaser, transfer any or all of his Tender Shares, (ii) except with Parent, enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of his Tender Shares, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to his Tender Shares, (iv) deposit his Tender Shares into a voting trust or enter into a voting agreement or arrangement with respect to his Shares, or (v) take any other action that would in any way restrict, limit or interfere with the performance of his obligations under the Support Agreements or by the Merger Agreement or which would make any representation or warranty of such stockholder under the Support Agreement untrue or incorrect.

     Each stockholder further agreed that he would not, and would not permit or authorize any of his affiliates, representatives or agents to, directly or indirectly, encourage, solicit, explore, participate in or initiate discussions or negotiations with, or provide or disclose any information to, any corporation, partnership, person or other entity or group (other than Parent, the Purchaser, any of their affiliates or representatives) concerning any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring the Company to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by the Merger Agreement. Each such stockholder also agreed to immediately cease any existing activities, discussions or negotiations with any parties with respect to any Acquisition Transaction and to immediately advise Parent in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations or proposals relating to an Acquisition Transaction, identify the offeror and furnish to parent a copy of any such proposal or inquiry, if it is in writing, or a written summary of any oral proposal or inquiry relating to an Acquisition Transaction and to promptly advise Parent in writing of any development relating to such proposal, including the results of any discussions or negotiations with respect thereto. Where applicable, the Support Agreements provide, however, that any action taken by the Company or any member of the Board of Directors of the Company (including, if applicable, such stockholder or his representative acting in such capacity) in accordance with the proviso set forth in the second sentence of "No Solicitation" will be deemed not to violate the provisions described in this paragraph.

     Each such stockholder also agreed to waive any appraisal rights available under applicable law, as described below.

     Each Management Stockholder also granted Parent an irrevocable option (the "Management Stock Option") to purchase his Tender Shares at $31.50. The Management Stock Option becomes exercisable in whole or in part upon the first to occur of (i) the Tender Shares being purchased pursuant to the Offer or (ii) the Merger Agreement being terminated pursuant to subparagraph (e), (f) or (g) under "Termination," or the Offer being terminated following the failure of any of the conditions set forth in paragraph (c) or (e) of Section 14 hereof to be satisfied. Once exercisable, the Management Stock Option will remain exercisable, in whole or in part for 120 days. However, the Management Stock Option may only be exercised if (i) all waiting periods under the HSR Act and any equivalent foreign laws, required for the purchase of the Tender Shares upon such exercise shall have expired or been waived (and the 120-day exercise period shall be tolled if it would otherwise expire pending such expiration or waiver) and (ii) there is not in effect any preliminary or final injunction or other order issued by any court or governmental, administrative or regulatory agency or authority prohibiting the exercise of the Management Stock Option.

     The Management Support Agreements also provide that any incremental value in excess of $31.50 per Tender Share received by any executive officers party to any such agreement attributable to an Acquisition Transaction (other than with Parent or the Purchaser) that is entered into or consummated within 12 months of the termination of the Merger Agreement belongs to Parent who is entitled to receive such amount within two business days of receipt by any such executive officer.

     Parent has agreed in the Stockholder Support Agreements that it will, unless prevented by law, purchase or cause the Purchaser to purchase the shares owned as of the date of such agreements by each of the Bass Stockholders and the Apollo Stockholders if (i) the Offer is terminated or withdrawn by the Purchaser or (ii) the Offer is consummated and such shares are not purchased by Purchaser pursuant to the Offer, at $31.50 per Share (or at such higher price as may be paid to tendering stockholders pursuant to the Offer). In addition, the Support Agreement with the Apollo Stockholders provides that Parent and the Purchaser will use their best efforts to obtain all necessary approvals so that the Purchaser can pay (or have a third party pay) the Apollo Stockholders for their Shares by June 15, 1999, and that the Apollo Stockholders will have the right to transfer their Shares owned as of the date of such Support Agreement if the Offer is not consummated or such Shares are not otherwise purchased by Parent or the Purchaser prior to June 15, 1999 (with Parent and the Purchaser being responsible for the difference between $31.50 and the price per Share received by the Apollo Stockholders).

     The agreements and proxy contained in each Support Agreement will terminate on the earlier of payment for the Shares pursuant to the Offer (or otherwise in the case of the Stockholder Support Agreements) and, in the case of the Management Support Agreements and the Support Agreement with the Bass Stockholders, the 181st day after termination of the Merger Agreement in accordance with its terms.

     The foregoing is a summary of the material provisions of the Support Agreements, copies of which are included as exhibits to the Schedule 14D-1 of which this Offer to Purchase forms a part. This summary is qualified in its entirety by reference to the Support Agreements which are incorporated herein by reference.

  (e)  Executive Employment Agreements

     Concurrently with the execution of the Merger Agreement, the Company and Parent entered into an employment agreement with Richard J. Heckmann (the "Heckmann Agreement") which has a term of four years from the date on which the effective time of the Merger occurs (the "Effective Date"). The Heckmann Agreement will be of no force and effect if the Merger Agreement is terminated. During the term of the Heckmann Agreement, Mr. Heckmann will be Chairman and Chief Executive Officer of the Company, a member of the Executive Committee of Vivendi Water Branch and a director of Generale des Eaux. In addition to payments of salary (which would be increased to $950,000 per year) and annual bonus opportunities, the Heckmann Agreement provides for a cash payment not to exceed $7.5 million to be paid no later than five days following the Effective Date in respect of the severance provisions of his former employment agreement with the Company, and provides for the full vesting of Mr. Heckmann's benefit under the Company's Supplemental Executive Retirement Plan. In addition, the Company (or Parent, on behalf of the Company) is obligated to deliver to Mr. Heckmann an aggregate of 289,056 shares of Parent stock, one-quarter of which will be delivered on each of the first four anniversaries of the Effective Date, provided that Mr. Heckmann is employed by the Company as of each such date. In the event that Mr. Heckmann's employment is terminated by the Company for Cause or by Mr. Heckmann without Good Reason (as each such term is defined in the Heckmann Agreement), Mr. Heckmann will be entitled to receive only his salary accrued to such termination and any previously vested benefits under Company benefit plans; provided, that portion of the Parent stock grant not previously delivered or past due to be delivered at such time will be forfeited. If Mr. Heckmann's employment is terminated because of his death or Disability (as defined in the Heckmann Agreement), Mr. Heckmann (or his beneficiaries, as applicable) will be entitled to receive, in addition to any accrued but unpaid salary and other benefits owed or payable to Mr. Heckmann under the Company's benefit plans, (i) a lump sum in cash equal to two times (x) his then current base salary plus (y) the minimum annual incentive to which Mr. Heckmann would have been entitled for the year in which such termination occurs; (ii) a lump sum in cash in respect of any deferred compensation; (iii) that portion of the Parent stock grant that was not delivered prior to the effective date of such termination; and (iv) continuation of welfare-type benefits for two years following the date of termination. In the event that Mr. Heckmann's employment is terminated by the Company without Cause or by Mr. Heckmann for Good Reason, which includes a Change in Control of Parent or the Company (as each term is defined in the Heckmann Agreement), Mr. Heckmann will be entitled to receive (1) a lump sum in cash equal to (a) the base salary that would have been paid to Mr. Heckmann for the remainder of the original term of the Heckman Agreement plus
(b) the target annual bonus that would have been paid to Mr. Heckmann for the remainder of the original term of the Heckmann Agreement plus (c) the minimum annual bonus for the year in which such termination occurs, pro-rated to date of termination; (2) continued welfare-type benefits for the remainder of the original term of the Heckmann Agreement; and (3) that portion of the Parent stock grant that was not delivered prior to the effective date of such termination. The Heckmann Agreement provides that, if any payment or benefit that Mr. Heckmann receives in connection with the Merger becomes subject to the excise tax imposed by section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company will pay to Mr. Heckmann an amount in cash sufficient to make him whole with respect to such excise tax. Mr. Heckmann is subject to non-competition and non-solicitation covenants for the entire term of the Heckmann Agreement, regardless of the earlier termination of his employment thereunder. The Company will no longer be obligated to deliver the Parent stock grant, in the event Mr. Heckmann violated such covenants prior to the due date for any payment of the Parent stock grant. Parent, the Company and Mr. Heckmann have also entered into an agreement whereby Mr. Heckmann may purchase one of the Company's aircraft at its then depreciated value upon his retirement or, if earlier, at such time as the Company determines to sell such aircraft to a third party.

     Concurrently with the execution of the Merger Agreement, the Company and Parent entered into employment agreements with each of Andrew D. Seidel and Kevin L. Spence (each, an "Executive Agreement") which are substantially similar in their terms. Each Executive Agreement has a three-year term from the Effective Date. The Executive Agreements will be of no force and effect if the Merger Agreement is terminated. During the term of the Executive Agreements, Mr. Seidel will be President and Chief Operating Officer -- Wastewater Group of the Company, and Mr. Spence will be Executive Vice President and Chief Financial Officer of the Company. In addition to payments of salary (which would be increased for both executives to $350,000 per year) and annual bonus opportunities, the Executive Agreements provide for a cash payment not to exceed $2.1 million (in the case of Mr. Seidel) or $1.95 million (in the case of Mr. Spence) to be paid no later than five days following the Effective Date in respect of the severance provisions of their former employment agreements with the Company, and provide for the full vesting of their benefits under the Company's Supplemental Executive Retirement Plan. In addition, the Company (or Parent, on behalf of the Company) is obligated to deliver to the executives an aggregate of 50,370 shares of Parent stock (in the case of Mr. Seidel) or 49,341 shares of Parent stock (in the case of Mr. Spence), one-third of which will be delivered on each of the first three anniversaries of the Effective Date, provided that the executive is employed by the Company as of each such date. In the event that the executive's employment is terminated by the Company for Cause or by the executive without Good Reason (as each such term is defined in the Executive Agreements), that portion of the Parent stock grant not previously delivered or past due to be delivered at such time will be forfeited. If the executive's employment is terminated because of his death or Disability (as defined in the Executive Agreements), the executive (or his beneficiaries, as applicable) will be entitled to receive (i) a lump sum in cash equal to 150 percent (150%) of (x) his then current base salary plus (y) the minimum annual incentive to which the executive would have been entitled for the year in which such termination occurs; (ii) a lump sum in cash in respect of any deferred compensation, (iii) that portion of the Parent stock grant that was not delivered prior to the effective date of such termination; and (iv) continuation of welfare-type benefits for two years following the date of termination. In the event that the executive's employment is terminated by the Company without Cause or by the executive for Good Reason, which includes a Change in Control of Parent or the Company (as each such term is defined in the Executive Agreements), the executive will be entitled to receive (1) a lump sum in cash equal to (a) the base salary that would have been paid to the executive for the remainder of the original term of the Executive Agreement plus (b) the target annual bonus that would have been paid to the executive for the remainder of the original term of the Executive Agreement plus (c) the minimum annual bonus for the year in which such termination occurs, pro-rated to the date of termination;
(2) continued welfare-type benefits for the remainder of the original term of the Executive Agreement; and (3) that portion of the Parent stock grant that was not delivered prior to the effective date of such termination. The Executive Agreements provide that, if any payment or benefit that the executive receives in connection with the Merger becomes subject to the excise tax imposed by section 4999 of the Code, the Company will pay to the executive an amount in cash (a "Gross-up Payment") sufficient to make him whole with respect to such excise tax. Each of the executives is subject to non-competition and non-solicitation covenants for the entire term of his Executive Agreement, regardless of the earlier termination of his employment thereunder. The Company will no longer be obligated to deliver the Parent stock grant to Mr. Seidel or Mr. Spence, as the case may be, in the event such executive violates such covenants prior to the due date for any payment of the Parent stock grant.

     As of August 26, 1998, the Company entered into Employment Agreements ("Employment Agreements") with its executive officers other than Mr. Heckmann and Mr. Shimmon (Mr. Stanczak entered into his Employment Agreement on February 15, 1999), whose terms are substantially similar, except that the number of years in the term of the agreement and the corresponding multiplier used in calculating severance benefits thereunder may differ. With respect to Messrs. Seidel and Spence, such agreements are superceded by the Executive Agreements described above. Each Employment Agreement provides for a term of 24 or 36 months, provided in each case that unless either party has given notice of termination, on the first day of the month following the commencement of the term of the Employment Agreement, the term is extended by an additional month. The Employment Agreements provide for certain payments and benefits to be paid in respect of severance upon the occurrence of a Change of Control (as defined in the Employment Agreements). Such payments and benefits include: (1) a lump sum in cash equal to (a) the executive's base salary and target annual incentive bonus that would be payable for the remainder of the term of the Employment Agreement; (b) the present value of the welfare-type benefits covering the executive if continued to the end of the term of the Employment Agreement; and (c) for agreements with a 36-month term, the immediate vesting of the executive's benefit under the Company's Supplemental Executive Retirement Plan. Employment Agreements with a 36-month term provide that, if any payment or benefit that the executive receives in connection with the Merger becomes subject to excise tax imposed by section 4999 of the Code, the Company will pay to the executive a Gross-up Payment. Employment Agreements with a two-year term do not provide for a Gross-up Payment. Each Employment Agreement provides that the executive will be subject to non-competition covenants during the term of the agreement and, if the executive's employment is terminated prior to the expiration of the term of the Employment Agreement, for one year thereafter.

     Appraisal Rights. No appraisal rights are available in connection with the Offer. If the Merger is consummated, however, stockholders of the Company who have not tendered their Shares will have certain rights under the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Stockholders who perfect such rights by complying with the procedures set forth in Section 262 of the GCL ("Section 262") will have the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value from the Surviving Corporation. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme court stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. The Weinberger court also noted that under Section 262, fair value is to be determined "exclusive of any element of value arising from the accomplishment of exception of the merger." In Cede & Co. v. Technicolor, Inc., however, the Delaware Supreme Court stated that, in the context of a two-step cash merger, "to the extent that value has been added following a change in majority control before cash-out, it is still value attributable to the going concern," to be included in the appraisal process. As a consequence, the fair value determined in any appraisal proceeding could be more or less than the consideration to be paid in the Offer and the Merger.

     Parent does not intend to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any stockholder and the demand for appraisal of, and payment in cash for the fair value of, the Shares. Parent intends, however, to cause the Surviving Corporation to argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of each Share is less than the price paid in the Merger. In this regard, stockholders should be aware that opinions of investment banking firms as to the fairness from a financial point of view (including the opinions of SSB and J.P. Morgan described herein) are not necessarily opinions as to "fair value" under Section 262.

     THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

     Plans for the Company. In connection with the Offer, Parent and the Purchaser have reviewed, and will continue to review various possible business strategies that they might consider in the event that the Purchaser acquires control of the Company, whether pursuant to this Offer, the Merger or otherwise. Such strategies could include, among other things, changes in the Company's business, corporate structure, capitalization or management.

     "Going Private" Transactions. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger. However, Rule 13e-3 would be inapplicable if (i) the Shares are deregistered under the Exchange Act prior to the Merger or other business combination or (ii) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to the consummation of the transaction.

     The Rights. According to the Company's Current Report on Form 8-K dated November 27, 1998 (together with subsequent filings relating to the Rights Agreement, the "Company 8-K"), on November 12, 1998, the Company declared a dividend distribution of one Right for each outstanding Share, which entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.10 per share, of the Company (the "Preferred Stock") at an exercise price of $80.00 (the "Exercise Price"), subject to adjustment.

     The Rights Agreement provides that in the event that a person becomes the beneficial owner of 15% or more of the outstanding Shares, each holder of a Right can receive upon exercise that number of Shares (or other securities) of the Company having at the time of such transaction a market value equal to two times the Exercise Price. In the event that the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation or where 50% or more of the assets or earning power is sold or transferred, each holder of a Right can receive common stock of the acquiring company having a value equal to two times the Exercise Price. As a condition of the Offer and pursuant to the Merger Agreement, the Company has taken all actions necessary to make the Rights inapplicable to the Offer, the Merger, the Stock Option Agreement and the Support Agreements.

     The foregoing summary of the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Company 8-K and the text of the Rights Agreement as set forth as an exhibit thereto filed with the Commission, copies of which may be obtained in the manner set forth in
Section 8.

     STOCKHOLDERS ARE REQUIRED TO TENDER ONE ASSOCIATED RIGHT FOR EACH SHARE TENDERED IN ORDER TO EFFECT A VALID TENDER OF SUCH SHARE. IF THE DISTRIBUTION DATE (AS DEFINED IN THE RIGHTS AGREEMENT) DOES NOT OCCUR PRIOR TO THE EXPIRATION DATE, A TENDER OF SHARES WILL ALSO CONSTITUTE A TENDER OF THE ASSOCIATED RIGHTS. SEE SECTIONS 1 AND 3.

12.  SOURCE AND AMOUNT OF FUNDS.

     Approximately $6.2 billion is required to purchase the Shares pursuant to the Offer and upon conversion of the Shares in the proposed Merger, and to pay fees and expenses related to the Offer and the proposed Merger.

     Parent plans to obtain sufficient funds from available cash on hand, available lines of credit and from bridge loans to be separately provided by Bayerische Landesbank and Societe Generale. Parent expects to conclude an arrangement with Bayerische Landesbank under which it will provide to Parent a FF 13.2 billion loan repayable no later than October 29, 1999. Such borrowing will bear interest at one of the following rates: (i) 1-, 2- or 3-month Euribor rate plus 8 basis points if the loan is drawn in Euros or; (ii) 1-, 2- or 3-month Libor U.S. dollar rate plus 8 basis points if the loan is drawn in U.S. dollars. Additionally, Parent expects to conclude an arrangement with Societe Generale under which it will provide a FF 2.286 billion 7-month loan. Such borrowing will bear an interest rate equal to 1-month Euribor plus 8 basis points, subject to certain adjustment at Parent's option. Parent expects to obtain the remaining funds to consummate the Offer and the proposed Merger from available cash and existing lines of credit.

     Both bridge loans will be repaid with the issuance through a rights offering on the Paris Stock Exchange of Parent common stock for aggregate proceeds of E3 billion and convertible bonds for aggregate proceeds of not less than E2 billion.

     The funds necessary to purchase the Shares pursuant to the Offer and upon conversion of the Shares in the proposed Merger, and to pay fees and expenses related to the Offer and the proposed Merger, will be furnished to Purchaser by Parent and/or one or more of its subsidiaries as a capital contribution and/or loans.

13.  DIVIDENDS AND DISTRIBUTIONS.

     The Merger Agreement provides that without the prior written consent of Parent, the Company will not, and will not permit any of its subsidiaries to, prior to the Effective Time, (i) issue, reissue or sell, or authorize the issuance, reissuance or sale of (A) additional shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock, other than the issuance of Shares, in accordance with the terms of the instruments governing such issuance on the date hereof, pursuant to the exercise of Options outstanding on the date of the Merger Agreement, or (B) any other securities in respect of, in lieu of, or in substitution for, the Shares or any other capital stock of any class outstanding on the date of the Merger Agreement or (ii) make any other changes in its capital structure (other than the incurrence of indebtedness in the amount of up to $100 million in the aggregate under existing revolving credit facilities).

14.  CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provisions of the Offer, the Purchaser shall not be required to accept for payment or pay for any tendered Shares and may terminate or, subject to the terms of the Merger Agreement, amend the Offer, if
(i) the Minimum Condition is not satisfied, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated, and any applicable approvals or consents have not been obtained under any Foreign Approval Laws (or any applicable waiting periods thereunder have not expired or been terminated),
(iii) the Company shall not have delivered to the Purchaser and Parent a duly executed FIRPTA certificate in the form of Attachment 1 to the Merger Agreement, or (iv) at any time on or after the date of the Merger Agreement and prior to the time of payment for any Shares, any of the following events (each, an "Event") shall occur:

          (a) there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, ruling, condition, judgment, order or injunction enacted, enforced, promulgated, proposed, amended, issued or deemed applicable to the Offer, by any governmental entity that could reasonably be expected to, directly or indirectly: (1) make illegal or otherwise prohibit consummation of the Offer or the Merger, (2) prohibit or materially limit the ownership or operation by Parent or the Purchaser of all or a portion of the business or assets of the Company and its subsidiaries or compel Parent or the Purchaser to dispose of or hold separately all or a portion of the business or assets of Parent or the Purchaser or the Company and its subsidiaries, or seek to impose a limitation on the ability of Parent or the Purchaser to conduct its business or own such assets, (3) impose a limitations on the ability of Parent or the Purchaser effectively to acquire, hold or exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by the Purchaser or Parent on all matters properly presented to the Company's stockholders, (4) require divestiture by Parent or the Purchaser of Shares, in the case of any of the foregoing in clauses (2), (3) or (4), which would reasonably be expected, individually or in the aggregate, to have a material adverse effect on the respective businesses of the Company or Compagnie Generale des Eaux, or (5) result in any change in or effect on the business, financial condition, results of operations or prospects of the Company or any of its subsidiaries that could reasonably be expected to have a material adverse effect (a "Material Adverse Effect") on the Company and its subsidiaries taken as a whole or could reasonably be expected to prevent or delay consummation of the Offer or Merger on the Company or Parent;

          (b) there shall be instituted or pending any action or proceeding by any Governmental Entity seeking any of the consequences referred to in clauses (1) through (4) of paragraph (a) above; or

          (c) it shall have been publicly disclosed or the Purchaser shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph (c) as set forth in Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the outstanding Shares has been acquired by any person (including the Company or any of its subsidiaries or affiliates) or group (as defined in Section 13(d)(3) under the Exchange Act), (2) the Company Board of Directors or any committee thereof shall have withdrawn, or shall have modified or amended in a manner adverse to Parent or the Purchaser, the approval, adoption or recommendation, as the case may be, of the Offer, the Merger or the

     Merger Agreement, or approved or recommended any, merger, consolidation, other business combination, sale of material assets, takeover proposal or other acquisition of Shares other than the Offer and the Merger, (3) a third party shall have entered into a definitive agreement or a written agreement in principle with the Company with respect to a tender offer or exchange offer for any Shares or a merger, consolidation, other business combination with the Company or sale of material assets with or involving the Company or any of its subsidiaries (except as specifically permitted by Section 6.1 of the Merger Agreement), or (4) the Company Board of Directors or any committee thereof shall have resolved to do any of the foregoing (and such resolution shall be made public); or

          (d) the Company and the Purchaser and Parent shall have reached an agreement that the Offer or the Merger Agreement be terminated, or the Merger Agreement shall have been terminated in accordance with its terms; or

          (e) (i) any of the representations and warranties of the Company set forth in the Merger Agreement, when read without any exception or qualification as to materiality or to Material Adverse Effect on the Company, shall not be true and correct as of the date of the Merger Agreement except where the failure or failures to be so true and correct would not, individually or in the aggregate, reasonably be expected to adversely affect the value of the Company and its subsidiaries taken as a whole, in an amount equal to or in excess of $500 million, (ii) any of the representations and warranties of the Company with respect to the capitalization of the Company (Section 4.3 of the Merger Agreement) not be true and correct (except for immaterial inaccuracies), as if such representations and warranties were made at the time of such determination; or (iii) the Company shall have breached or failed to observe or perform in any material respect any of its covenants or agreements under the Merger Agreement, provided, however, that any breach or failure to observe or perform by the Company which is capable of being cured without a material adverse effect upon the Company and its subsidiaries or Parent and its subsidiaries, shall not be deemed a breach or failure to observe or perform by the Company if, without a material adverse effect upon the Company and its subsidiaries or Parent and its subsidiaries, such breach or failure to perform or observe is cured by the Company within five business days after written notice thereof by Parent is provided; or

          (f) any consent (other than the filing of a certificate of merger or approval by the stockholders of the Company of the Merger if required by the DGCL) required to be filed, occurred or been obtained by the Company or any of its subsidiaries in connection with the execution and delivery of the Merger Agreement, the Offer and the consummation of the transactions contemplated by the Merger Agreement shall not have been filed or obtained or shall not have occurred except where the failure to obtain such consent could not reasonably be expected to have individually or in the aggregate a Material Adverse Effect on the Company; or

          (g) there shall have occurred, and continued to exist, (1) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or the Paris Bourse, (2) (excluding any coordinated trading halt-triggered solely as a result of a specified decrease in a market index and suspensions on limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (3) any decline of at least 35% in the CAC-40 Index from the close of business on the last trading day immediately preceding the date of the Merger Agreement, (4) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, France or the European Union, or a material limitation (whether or not mandatory) by any Governmental Entity on the extension of credit by banks or other lending institutions, or (5) in the case of any of the foregoing clauses
     (1) and (2) existing at the time of the commencement of the Offer, a material acceleration or worsening thereof.

     The foregoing conditions (including those set forth in clauses (i), (ii) and (iii) of the initial paragraph) are for the benefit of Parent and the Purchaser and may be asserted by Parent or the Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by Parent or the Purchaser, in whole or in part, at any time and from time to time in their reasonable discretion, in each case, subject to the terms of the Merger Agreement. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time. Any reasonable determination by the Purchaser concerning the events described in this Section 14 will be final and binding on all parties.

15.  CERTAIN LEGAL MATTERS; REQUIRED REGULATORY APPROVALS.

     General. Except as set forth in this Offer to Purchase, based on its review of publicly available filings by the Company with the Commission, neither Parent nor the Purchaser is aware of any licenses or regulatory permits that appear to be material to the business of the Company and its subsidiaries, taken as a whole, and that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein, or any filings, approvals or other actions by or with any domestic, foreign or supranational governmental authority or administrative or regulatory agency that would be required for the acquisition or ownership of the Shares (or the indirect acquisition of the stock of the Company's subsidiaries) by the Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought except as described below under "State Takeover Laws." Should any such approval or other action be required, there can be no assurance that any such approval or action would be obtained without substantial conditions or that adverse consequences might not result to the Company's or its subsidiaries' businesses, or that certain parts of the Company's, Parent's, the Purchaser's or any of their respective subsidiaries' businesses might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken. The Purchaser's obligation to purchase and pay for Shares is subject to certain conditions, including conditions with respect to litigation and governmental actions. See Introduction and Section 14.

     State Takeover Laws. A number of states (including Delaware where the Company is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer or the Merger, the Purchaser believes that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce. In 1982, the Supreme Court of the United States, in Edgar v. Mite Corp., invalidated on constitutional grounds the Illinois Business Takeovers Statute, which as a matter of state securities law made takeovers of corporations meeting certain requirements more difficult. The reasoning in such decision is likely to apply to certain other state takeover statutes. In 1987, however, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could as a matter of corporate law and, in particular, those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a Federal district court in Florida held, in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

     Section 203 of the DGCL prevents certain "business combinations" with an "interested stockholder" (generally, any person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) for a period of three years following the time such person became an interested stockholder, unless, among other things, prior to the time the interested stockholder became such, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became such. The Board of Directors of the Company has unanimously approved the Offer, the Merger and the Merger Agreement and the transactions contemplated thereby for the purposes of Section 203 of DGCL.

     The Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer or the Merger although, pursuant to the Merger Agreement, the Company has represented that the Company Board of Directors has taken appropriate action to render Section 203 of the DGCL inapplicable to the Offer, the Merger and the transactions contemplated by the Merger Agreement. The Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer or the Merger, as applicable, the Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 14.

     United States Antitrust Approvals. Under the HSR Act, and the rules and regulations that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer and the Merger is subject to such requirements.

     Under the provisions of the HSR Act applicable to the Offer and the Merger, the purchase of Shares pursuant to the Offer and the Merger may not be consummated until the expiration of a 30-calendar-day waiting period following the filing of certain required information and documentary material with respect to the Offer with the FTC and the Antitrust Division, unless such waiting period is earlier terminated by the FTC and the Antitrust Division. Parent has filed a Premerger Notification and Report Form with the FTC and the Antitrust Division in connection with the purchase of Shares pursuant to the Offer and the Merger under the HSR Act on March 23, 1999, and the required waiting period with respect to the Offer and the Merger would expire at 12:00 a.m., New York City time, on April 22, 1999, unless earlier terminated by the FTC or the Antitrust Division or Parent receives a request for additional information or documentary material prior thereto. If within such 30-calendar-day waiting period either the FTC or the Antitrust Division were to request additional information or documentary material from Parent, the waiting period with respect to the Offer and the Merger would be extended for an additional period of 10 calendar days following the date of substantial compliance with such request by Parent. Only one extension of the waiting period pursuant to a request for additional information is authorized by the rules promulgated under the HSR Act. Thereafter, the waiting period could be extended only by court order or with the consent of Parent. The additional 10-calendar-day waiting period may be terminated sooner by the FTC or the Antitrust Division. Although the Company is required to file certain information and documentary material with the FTC and the Antitrust Division in connection with the Offer, neither the Company's failure to make such filings nor a request made to the Company from the FTC or the Antitrust Division for additional information or documentary material will extend the waiting period with respect to the purchase of Shares pursuant to the Offer and the Merger.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by the Purchaser pursuant to the Offer and the Merger. At any time before or after the Purchaser's purchase of Shares, the FTC or the Antitrust Division could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer and the Merger, the divestiture of Shares purchased pursuant to the Offer or the divestiture of substantial assets of Parent, the Purchaser, the Company or any of their respective subsidiaries or affiliates. Private parties as well as state attorneys general may also bring legal actions under the antitrust laws under certain circumstances. See Section 14.

     Based upon an examination of publicly available information relating to the businesses in which the Company is engaged, the Purchaser believes that the acquisition of Shares pursuant to the Offer and the Merger should not violate the applicable antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer and the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 14.

     Foreign Approvals. Parent and the Company each conduct business in member states of the European Union. The EC Merger Control Regulation, requires notification to and approval by the European Commission of certain mergers or acquisitions involving parties with aggregate worldwide sales and individual European Union sales exceeding certain thresholds, before such mergers or acquisitions are completed. Parent and the Company have sales that exceed these thresholds. A single notification to the European Commission eliminates any need to submit notifications of the merger to national competition authorities in member states within the European Economic Area. Parent and the Company notified the European Commission of the Merger on March 23, 1999.

     The European Commission must review the Offer and Merger to determine whether or not it is compatible with the common market and, accordingly, whether or not to permit it to proceed. A merger or acquisition which does not create or strengthen a dominant position as a result of which effective competition would be significantly impeded in the common market or in a substantial part of the common market is considered to be compatible with the common market, and must be allowed to proceed. The European Commission has one month following submission of a complete notification to examine whether the merger raises serious doubts with regard to its compatibility with the common market. If within this one-month period the European Commission decides that there are no serious doubts, or if it fails to reach a decision, the merger is deemed approved. If, instead, the European Commission decides that there are serious doubts, it must open a more detailed investigation which can last up to an additional four months. Parent and the Company believe that the Merger is compatible with the common market under the EC Merger Control Regulation, although there can be no assurance that the European Commission will agree.

     Parent also anticipates filing a premerger notification with the Mexican Competition Council. It is not anticipated at this time that there will be any waiting period associated with the filing in Mexico. Parent also intends to make voluntary filings with the Australian Foreign Investment Review Board and Competition & Consumer Commission, and there is no waiting period associated with this filing.

     In connection with the acquisition of the Shares pursuant to the Offer or the Merger, the laws of certain of other foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval or consent of, governmental authorities in such countries and jurisdictions. The governments in such countries and jurisdictions might attempt to impose additional conditions on the Company's operations conducted in such countries and jurisdictions as a result of the acquisition of the Shares pursuant to the Offer or the Merger. If such approvals or consents are found to be required the parties intend to make the appropriate filings and applications. In the event such a filing or application is made for the requisite foreign approvals or consents, there can be no assurance that such approvals or consents will be granted and, if such approvals or consents are received, there can be no assurance as to the date of such approvals or consents. In addition, there can be no assurance that the Purchaser will be able to cause the Company or its subsidiaries to satisfy or comply with such laws or that compliance or noncompliance will not have adverse consequences for the Company or any subsidiary after purchase of the Shares pursuant to the Offer or the Merger.

     Litigation. On March 22, 1999, Michael Wigton ("'Plaintiff"), filed a purported class action complaint (the "Complaint") in the Court of Chancery of the State of Delaware in and for New Castle County captioned Michael Wigton v. United States Filter Corporation et. al., (Case No. 17033 NC), challenging the proposed transaction between the Company and Parent. Plaintiff alleges that he is the owner of Common Stock and seeks to represent all persons, other than defendants, and any person, firm, trust, corporation or other entity related to or affiliated with the defendants or their successors in interest, who have been or will be adversely affected by the conduct of defendants in connection with the proposed transaction with Parent. Plaintiff names as defendants the Company and several of its officers and/or directors including Richard J.

Heckmann, James E. Clark, John L. Diederich, Robert A. Hillas, Nicholas C. Memmo, Alfred E. Osborne, J. Danforth Quayle, C. Howard Wilkins, Jr., Arthur B. Laffer, Ardon E. Moore and Andrew D. Seidel.

     Plaintiff alleges that defendants breached their fiduciary duties to the Company's stockholders by failing to take all necessary steps to obtain the best price available in the proposed transactions with Parent, and further, have agreed to a lock-up option that will impede the conduct of any such process.

     Plaintiff seeks an order declaring his action to be a proper class action and certifying Plaintiff as a class representative, and ordering defendants to fulfill their fiduciary duties to the class by (i) taking all appropriate steps to enhance the Company's value as a merger candidate and to obtain the best possible price for the Company; (ii) acting independently so that the interests of the Company's public stockholders are protected; and (iii) adequately insuring that no conflicts of interest exist between defendants and their fiduciary obligation to maximize stockholder value in the sale of the Company. Plaintiff also seeks an accounting to the class for damages suffered as a result of the sale of the Company, costs and reasonable expert and attorney's fees.

     Also on March 22, 1999, two other complaints were filed in the Court of Chancery of the State of Delaware in and for New Castle County captioned Earnest Hack v. United States Filter Corporation, et. al., (Case No. 17036 NC) (the "Schipper Complaint"). The Hack and Schipper Complaints contain allegations identical to those in the Wigton Complaint.

16.  CERTAIN FEES AND EXPENSES.

     Innisfree M&A Incorporated has been retained by the Purchaser as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners of Shares. The Purchaser will pay the Information Agent reasonable and customary compensation for all such services in addition to reimbursing the Information Agent for reasonable out-of-pocket expenses in connection therewith.

     In addition, ChaseMellon Shareholder Services L.L.C. has been retained as the Depositary. The Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

     Except as set forth above, neither Parent nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by Parent or the Purchaser for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

17.  MISCELLANEOUS.

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, the Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

     In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

     Parent and the Purchaser have filed with the Commission a Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule 14D-1 and

                   DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

     The name, business address, present principal occupation or employment and five-year history of each of the directors and executive officers of the Purchaser are set forth below. Unless otherwise indicated, the business address of each such director and each such executive officer is care of Vivendi-USA, 800 Third Avenue, 38th Floor, New York, NY 10022. Unless otherwise indicated, all directors and executive officers listed below are citizens of France.

                                   DIRECTORS

NAME AND ADDRESS                    PRINCIPAL OCCUPATION OR EMPLOYMENT; 5-YEAR EMPLOYMENT HISTORY
----------------                    -------------------------------------------------------------
Bernard Arnault...................  Chairman and CEO of LVMH
LVMH
30, avenue Hoche
75008 Paris
France
Eric Licoys.......................  Chairman and CEO of Havas and General Manager of Vivendi;
HAVAS                               formerly Chairman of Fonds Partenaires Gestion and General
31, rue du Colisee                  Manager of HAVAS
75008 Paris
France
Philippe L. Germond...............  CEO of Cegetel and Senior Executive Vice President of
Cegetel                             Vivendi; formerly General Manager of Hewlett-Packard Europe
1, Place Carpeaux                   and CEO of SFR
92 Paris La Defense
France
Simon Murray......................  Executive at Simon Murray and Associates (UK) Ltd., Chairman
Simon Murray and Associates (U.K.)  of Gens (HK) Ltd., Director of Tommy Hilfiger, Director of
Ltd.                                Usinor Sacilor and Director of Hutchison Waampta Hong Kong;
Princes House                       formerly Chairman of Deutsche Bank Asia
38 Jermyn Street
England
Esther Koplowitz..................  Vice President of F.C.C.
F.C.C. -- Madrid -- Spain
Plaza Pablo Ruiz Picasso
28020 Madrid
Spain
Serge Tchuruk.....................  Chairman and CEO of Alcatel; formerly Chairman and CEO of
Alcatel                             Total S.A.
64, rue de la Boetie
75008 Paris
France
Ambroise Roux.....................  Executive of Pinault-Printemps-Redoute and Vice President of
Pinault-Printemps-Redoute           Vivendi; formerly Director of Compagnie Generale des Eaux,
8 bis, rue Margueritte
75017 Paris
France
Philippe Foriel-Destezet..........  Co-Chairman of Addeco, Chairman of Ecco SA, and Chairman of
Nescofin                            Nescofin
43 Rutlandgate
S.W. 71 ED London
England

NAME AND ADDRESS                    PRINCIPAL OCCUPATION OR EMPLOYMENT; 5-YEAR EMPLOYMENT HISTORY
----------------                    -------------------------------------------------------------
Jacques Friedmann.................  Chairman of the Supervisory Board of AXA; formerly Chairman
AXA                                 of UAP
9, Place Vendome
75001 Paris
France
Henri Lachmann....................  Chairman and CEO of Schneider S.A. and Schneider Electric
Schneider S.A.                      S.A.;
64/70 Avenue Jean-Baptiste Clement  formerly Chairman and CEO of the Strafor Facom Group
92646 Boulogne Billancourt
France
Jacques Calvet....................  Retired; formerly Chairman and CEO of PSA-Peugeot-Citroen
7, rue de Tilsitt
75017 Paris
France
Marc Vienot.......................  Chairman of Paris-Europlace, Honorary Chairman and Director
Paris Europlace                     of Societe Generale and Director of Rhone Poulenc; formerly
39, rue Cambon                      Chairman and CEO of Societe Generale, Director of
75039 Paris Cedex 1er               Alcatel-Alsthom, Director of Havas
France
Rene Thomas.......................  Honorary Chairman of Banque Nationale de Paris
Banque Nationale de Paris
16, boulevard des Italiens
75009, Paris
France
Jean-Louis Beffa..................  Chairman and CEO of Compagnie Saint-Gobain; formerly Vice-
Compagnie de Saint-Gobain           Chairman of Compagnie Generale des Eaux
"Les Miroirs"
92096 La Defense Cedex
France

                               EXECUTIVE OFFICERS

NAME AND ADDRESS                    PRINCIPAL OCCUPATION OR EMPLOYMENT; 5-YEAR EMPLOYMENT HISTORY
----------------                    -------------------------------------------------------------
Jean-Marie Messier................  Chairman and CEO of Vivendi; formerly General Manager of
Vivendi                             Vivendi
42, Avenue de Friedland
75009 Paris
France
Henri Proglio.....................  Senior Executive Vice President of Vivendi
Vivendi
42, Avenue de Friedland
75008 Paris
France
Stephanie Richard.................  Chairman and CEO of CGIS, Managing Director of Compagnie
CGIS (Vivendi Group)                Immobiliere Phenix and Chairman of CGIS
8, rue du general Foy
75008, Paris
France

NAME AND ADDRESS                    PRINCIPAL OCCUPATION OR EMPLOYMENT; 5-YEAR EMPLOYMENT HISTORY
----------------                    -------------------------------------------------------------
Antoine Zacharias.................  Chairman and CEO of Societe Generale d'Entreprises; formerly
Societe Generale d'Entreprises      Chairman of Ecco SA
1, cours Ferdinand de Lesseps
95851, Rueil Malmaison
France
Guy Dejouany......................  President of Honor of Vivendi; formerly President of
Vivendi-Compagnie Generale des      Compagnie Generale des Eaux
Eaux
52, Rue d'Anjou
75008, Paris
France

               DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER

     The name, business address, present principal occupation or employment and five-year history of each of the directors and executive officers of the Purchaser are set forth below. Unless otherwise indicated, the business address of each such director and each such executive officer is care of Vivendi North America Management Services, Inc. ("Vivendi North America"), 800 Third Avenue, 38th Floor, New York, NY 10022. Unless otherwise indicated, all directors and executive officers listed below are citizens of the United States.

                                    DIRECTOR

                                                  POSITION WITH THE PURCHASER; PRINCIPAL
NAME                                      OCCUPATION OR EMPLOYMENT AND 5-YEAR EMPLOYMENT HISTORY
----                                      ------------------------------------------------------
Jean-Marie Messier...................  Chairman, President and CEO of Purchaser
Vivendi                                Chairman and CEO of Vivendi; formerly General Manager of
                                       Vivendi
42, Avenue de Friedland
75009 Paris
France

                               EXECUTIVE OFFICERS

Michael Avenas.......................  Vice-President of Purchaser
                                       President of Vivendi North America;formerly Assistant to
                                       the Chairman of Compagnie Generale des Eaux
Christian Furman.....................  Vice-President, Assistant Secretary and Treasurer of
                                       Purchaser
                                       Vice President and Chief Financial Officer of Vivendi North
                                       America
Neil Laurence Lane...................  Vice President and Secretary of Purchaser
                                       General Counsel, Vivendi North and General Counsel Vivendi,
                                       Aqua Alliance Inc.; formerly Associate General Counsel,
                                       Citicorp Investment Services, and associate Dewey
                                       Ballantine.

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:

                    CHASEMELLON SHAREHOLDER SERVICES L.L.C.

           By Mail:                        By Hand:                      By Overnight:
   Reorganization Department       Reorganization Department       Reorganization Department
         P.O. Box 3301                   120 Broadway                 85 Challenger Road,
  South Hackensack, NJ 07606              13th Floor                    Mail Drop-Reorg
                                      New York, NY 10271           Ridgefield Park, NJ 07660
                                  By Facsimile Transmission:
                                  (for eligible institutions
                                             only)
                                        (201) 296-4293
                                Confirm Facsimile Transmission:
                                       By Telephone Only
                                        (201) 296-1860

     Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below and will be furnished promptly at the Purchaser's expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:
                           INNSFREE M&A INCORPORATED

                         501 MADISON AVENUE, 20TH FLOOR
                            NEW YORK, NEW YORK 10022

                 BANKS AND BROKERS CALL COLLECT: (212) 750-5833
                    ALL OTHERS CALL TOLL FREE (888) 750-5834
                      The Dealer Manager for the Offer is:
                            LAZARD FRERES & CO. LLC
                              30 Rockefeller Plaza
                            New York, New York 10020
                         (212) 632-6717 (call collect)